Exhibit 10.5

FORM OF CONTRIBUTION AND ASSIGNMENT AGREEMENT

BY AND AMONG

EAGLEROCK LAND, LLC,

EAGLEROCK LAND OPERATING, LLC,

LEA & EDDY HOLDINGS, LLC,

DOUBLE EAGLE IV MIDCO, LLC,

OWL EXPLORATION, LLC,

SHALLOW VALLEY LAND, LLC,

CACTUS ENERGY, INC.,

ABYSS INC.,

MARK T. DEHLINGER,

AND

RICHARD H. COATS

April   , 2026

i

ANNEXES:
Annex A	—	Definitions

EXHIBITS:
Exhibit A	—	Form of Section 1.01 Contribution Agreement
Exhibit B	—	Form of Merger Agreement
Exhibit C	—	Form of Section 1.03 Contribution Agreement
Exhibit D	—	Form of TCW Debt Assumption Agreement
Exhibit E	—	Form of Shallow Valley Entities Merger Agreement

ii

SCHEDULES:
Schedule I	—	Dehlinger Contributed Assets
Schedule II	—	Coats Contributed Assets
Schedule III	—	Abyss Contributed Assets
Schedule IV	—	Cactus Contributed Assets
Schedule V	—	Shallow Valley Contributed Assets
Schedule VI	—	OWL Contributed Assets
Schedule VII	—	Lea & Eddy Contributed Entities
Schedule VIII	—	Contributor Percentage Interests
Lea & Eddy Disclosure Schedules
Double Eagle Disclosure Schedules
Shallow Valley Disclosure Schedules
Schedule 3.01(a)	—	Assigned Employment Agreements
Schedule 3.10(c)	—	Reimbursable Expenditures
Schedule 3.11	—	Additional Flow Easements
Schedule 7.03(a)	—	Limitations on Indemnification
Schedule 8.16	—	Lea & Eddy Representation

iii

FORM OF CONTRIBUTION AND ASSIGNMENT AGREEMENT

THIS CONTRIBUTION AND ASSIGNMENT AGREEMENT (this “Agreement”), dated as of April  , 2026, is entered into by and among EagleRock Land, LLC, a Texas limited liability company (“PubCo”), EagleRock Land Operating, LLC, a Texas limited liability company (“OpCo”), Lea & Eddy Holdings, LLC, a Texas limited liability company (“Lea & Eddy”), Double Eagle IV Midco, LLC, a Delaware limited liability company (“Double Eagle”), OWL Exploration, L.L.C., a Texas limited liability company (“OWL”), Shallow Valley Land, LLC, a Texas limited liability company (“Shallow Valley”), Cactus Energy, Inc., a Texas corporation (“Cactus”), Abyss Inc., a Texas corporation (“Abyss”), Mark T. Dehlinger, an individual residing in Midland County, Texas (“Dehlinger”), and Richard H. Coats, an individual residing in Midland County, Texas (“Coats” and, collectively with OWL, Shallow Valley, Cactus, Abyss and Dehlinger, the “Shallow Valley Owners”, and, the Shallow Valley Owners collectively with Lea & Eddy and Double Eagle, the “Contributors” and, the Contributors collectively with PubCo and OpCo, the “Parties” and each, individually, a “Party”).

RECITALS

WHEREAS, the Parties desire to combine their respective businesses into OpCo and to pursue an initial public offering of the Class A shares representing limited liability company interests (“Class A Shares”) of PubCo (the “IPO”);

WHEREAS, the Parties desire to enter into this Agreement in order to govern the transactions to effect such combination and such IPO;

WHEREAS, as part of such combination, the Parties desire to complete the steps described in the following recitals in substantially the order described;

WHEREAS, at least one day prior to the Closing Date, Dehlinger shall form MD EagleRock HoldCo, LLC, a Texas limited liability company (“MD HoldCo”) and, in exchange for the issuance to Dehlinger of all of the equity interests in MD HoldCo, Dehlinger shall contribute all of his right, title and interest in certain assets set forth on Schedule I (the “Dehlinger Contributed Assets”) to MD HoldCo (the “Dehlinger MD HoldCo Contribution”), which will be effected pursuant to the terms of a contribution agreement substantially in the form attached as Exhibit A (the “Form of Section 1.01 Contribution Agreement”);

WHEREAS, at least one day prior to the date of the OWL Merger Agreement (as defined below), Coats shall form OWL EagleRock HoldCo, LLC, a Texas limited liability company (“OWL HoldCo”) and, in exchange for the issuance to Coats of all of the equity interests in OWL HoldCo, Coats shall contribute all of his right, title and interest in certain assets set forth on Schedule II (the “Coats Contributed Assets”) to OWL HoldCo (the “Coats OWL HoldCo Contribution”), which will be effected pursuant to the terms of the Form of Section 1.01 Contribution Agreement;

WHEREAS, (a) at least one day prior to the date of the Shallow Valley Merger Agreement (as defined below), Shallow Valley shall form Shallow Valley EagleRock HoldCo, LLC, a Texas limited liability company (“Shallow Valley HoldCo”), as a wholly owned subsidiary, (b) at least one day prior to the date of the Cactus Merger Agreement (as defined below), Cactus shall form Cactus EagleRock HoldCo, LLC, a Texas limited liability company (“Cactus HoldCo”) as a wholly owned subsidiary, and (c) at least one day prior to the date of the Abyss Merger Agreement (as defined below), Abyss shall form Abyss EagleRock HoldCo, LLC, a Texas limited liability company (“Abyss HoldCo”), as a wholly owned subsidiary;

WHEREAS, at least one day prior to the Closing Date, PubCo shall form each of EagleRock Merger Sub 1, LLC, a Texas limited liability company (“Merger Sub 1”), EagleRock Merger Sub 2, LLC, a Texas limited liability company (“Merger Sub 2”), and EagleRock Merger Sub 3, LLC, a Texas limited liability company (“Merger Sub 3” and, together with Merger Sub 1 and Merger Sub 2, the “Merger Subs”);

WHEREAS, one Business Day prior to the Closing Date, Abyss shall undergo a multi-survivor merger with Abyss HoldCo, pursuant to which both entities shall survive, with Abyss HoldCo surviving as a wholly owned subsidiary of Abyss (the “Abyss Merger”) and holding all of the assets set forth on Schedule III that Abyss held immediately prior to the Abyss Merger, other than the Retained Assets (as defined in the Abyss Merger Agreement) (the “Abyss Contributed Assets”), all pursuant to an Agreement and Plan of Merger to be entered into by and between Abyss and Abyss HoldCo one Business Day prior to the Closing (the “Abyss Merger Agreement”);

WHEREAS, one Business Day prior to the Closing Date, Cactus shall undergo a multi-survivor merger with Cactus HoldCo, pursuant to which both entities shall survive, with Cactus HoldCo surviving as a wholly owned subsidiary of Cactus (the “Cactus Merger”) and holding all of the assets set forth on Schedule IV that Cactus held immediately prior to the Cactus Merger, other than the Retained Assets (as defined in the Cactus Merger Agreement) (the “Cactus Contributed Assets”), all pursuant to an Agreement and Plan of Merger to be entered into by and between Cactus and Cactus HoldCo one Business Day prior to the Closing (the “Cactus Merger Agreement”);

WHEREAS, one Business Day prior to the Closing Date, Shallow Valley shall undergo a multi-survivor merger with Shallow Valley HoldCo, pursuant to which both entities shall survive, with Shallow Valley HoldCo surviving as a wholly owned subsidiary of Shallow Valley (the “Shallow Valley Merger”) and holding all of the assets set forth on Schedule V that Shallow Valley held immediately prior to the Shallow Valley Merger, other than the Retained Assets (as defined in the Shallow Valley Merger Agreement) (the “Shallow Valley Contributed Assets”), all pursuant to an Agreement and Plan of Merger to be entered into by and between Shallow Valley and Shallow Valley HoldCo one Business Day prior to the Closing (the “Shallow Valley Merger Agreement”);

WHEREAS, one Business Day prior to the Closing Date, OWL shall undergo a multi-survivor merger with OWL HoldCo, pursuant to which both entities shall survive, with OWL HoldCo surviving as a subsidiary of OWL and Coats (the “OWL Merger”) and holding all of the assets set forth on Schedule VI (Schedules I – VI, inclusive, are sometimes collectively referred to as the “Contributed Assets Schedules” and singularly as a “Contributed Assets Schedule”) that OWL and OWL HoldCo held immediately prior to the OWL Merger, other than the Retained Assets (as defined in the OWL Merger Agreement) (the “OWL Contributed Assets”), all

pursuant to an Agreement and Plan of Merger to be entered into by and between OWL, Coats and OWL HoldCo one Business Day prior to the Closing (the “OWL Merger Agreement,” and together with the Abyss Merger Agreement, the Cactus Merger Agreement, and the Shallow Valley Merger Agreement, the “Merger Agreements”, all of which shall be in substantially the form attached as Exhibit B);

WHEREAS, at Closing: (a) Lea & Eddy shall contribute immediately available cash to PubCo (the “Lea & Eddy PubCo Cash Contribution”) in exchange for the Lea & Eddy PubCo Shares Amount (the “Lea & Eddy PubCo Shares”); (b) Abyss shall contribute immediately available cash to PubCo (the “Abyss PubCo Cash Contribution”) in exchange for the Abyss PubCo Shares Amount (the “Abyss PubCo Shares”); (c) Cactus shall contribute immediately available cash to PubCo (the “Cactus PubCo Cash Contribution”) in exchange for the Cactus PubCo Shares Amount (the “Cactus PubCo Shares”); (d) Shallow Valley shall contribute immediately available cash to PubCo (the “Shallow Valley PubCo Cash Contribution”) in exchange for the Shallow Valley PubCo Shares Amount (the “Shallow Valley PubCo Shares”); (e) OWL shall contribute immediately available cash to PubCo (the “OWL PubCo Cash Contribution”) in exchange for the OWL PubCo Shares Amount (the “OWL PubCo Shares”); (f) Coats shall contribute immediately available cash to PubCo (the “Coats PubCo Cash Contribution”) in exchange for the Coats PubCo Shares Amount (the “Coats PubCo Shares”); (g) Dehlinger shall contribute immediately available cash to PubCo (the “Dehlinger PubCo Cash Contribution”) in exchange for the Dehlinger PubCo Shares Amount (the “Dehlinger PubCo Shares”); and (h) Double Eagle shall contribute immediately available cash to PubCo (the “Double Eagle PubCo Cash Contribution” and, collectively with the Lea & Eddy PubCo Cash Contribution, the Abyss PubCo Cash Contribution, the Cactus PubCo Cash Contribution, the Shallow Valley PubCo Cash Contribution, the OWL PubCo Cash Contribution, the Coats PubCo Cash Contribution, and the Dehlinger PubCo Cash Contribution, the “PubCo Cash Contributions”) in exchange for the Double Eagle PubCo Shares Amount (the “Double Eagle PubCo Shares” and, collectively with the Lea & Eddy PubCo Shares, the Abyss PubCo Shares, the Cactus PubCo Shares, the Shallow Valley PubCo Shares, the OWL PubCo Shares, the Coats PubCo Shares and the Dehlinger PubCo Shares, the “PubCo Shares”), which, in each case, will be effected pursuant to the terms of a contribution agreement substantially in the form attached as Exhibit C (the “Form of Section 1.03 Contribution Agreement”);

WHEREAS, simultaneously at Closing: (a) Cactus shall contribute all of its equity interests in Cactus HoldCo to OpCo (the “Cactus HoldCo Contribution”) in exchange for the Cactus OpCo Unit Amount (the “Cactus OpCo Units”); (b) Shallow Valley shall contribute all of its equity interests in Shallow Valley HoldCo to OpCo (the “Shallow Valley HoldCo Contribution”) in exchange for the Shallow Valley OpCo Unit Amount (the “Shallow Valley OpCo Units”); and (c) Coats shall contribute all of his equity interests in OWL HoldCo to OpCo (the “Coats HoldCo Contribution”) in exchange for the Coats OpCo Unit Amount (the “Coats OpCo Units”);

WHEREAS, at Closing, OWL shall contribute all of its equity interests in OWL HoldCo to OpCo (the “OWL HoldCo Contribution”) in exchange for the OWL OpCo Unit Amount (the “OWL OpCo Units”);

WHEREAS, simultaneously at Closing, (a) Abyss shall contribute all of its equity interests in Abyss HoldCo to OpCo (the “Abyss HoldCo Contribution”) in exchange for the Abyss OpCo Unit Amount (the “Abyss OpCo Units”); and (b) Dehlinger shall contribute all of his equity interests in MD HoldCo to OpCo (the “MD HoldCo Contribution” and, collectively with the Cactus HoldCo Contribution, the Shallow Valley HoldCo Contribution, the Coats HoldCo Contribution, the OWL HoldCo Contribution and the Abyss HoldCo Contribution, the “HoldCo Contributions”) in exchange for the Dehlinger OpCo Unit Amount (the “Dehlinger OpCo Units”);

WHEREAS, at Closing, Lea & Eddy shall contribute all of its equity interests in its subsidiaries (which for the avoidance of doubt, does not include Hydrosource Logistics, which will no longer be a subsidiary of Lea & Eddy at this point in time), including those set forth on Schedule VII (the “Lea & Eddy Contributed Entities”), to OpCo (the “Lea & Eddy Subsidiaries Contribution”) in exchange for (a) the Lea & Eddy OpCo Unit Amount (the “Lea & Eddy OpCo Units”); and (b) the assumption by OpCo of the TCW Debt and of the liabilities and obligations under the TCW Debt (such assignment and assumption of such debt, the “TCW Debt Assumption”), which will be effected pursuant to the terms of an assignment and assumption agreement substantially in the form attached as Exhibit D (the “TCW Debt Assumption Agreement”);

WHEREAS, at Closing, Double Eagle shall contribute all of its equity interests in DE IV Flow, LLC, a Delaware limited liability company (“Flow”), to OpCo (the “Flow Contribution”) in exchange for the Double Eagle OpCo Unit Amount (the “Double Eagle OpCo Units” and, collectively with the Cactus OpCo Units, the Shallow Valley OpCo Units, the Coats OpCo Units, the OWL OpCo Units, the Abyss OpCo Units, the Dehlinger OpCo Units and the Lea & Eddy OpCo Units, the “Contributor OpCo Units”);

WHEREAS, pursuant to a Warrant Exercise Agreement (the “Warrant Exercise Agreement”) to be entered into contemporaneously herewith among the EagleRock Entities, the TCW Entities and Lea & Eddy, certain funds and accounts managed by TCW Asset Management Company LLC (“TCW” and such funds and accounts, the “TCW Entities”) that own warrants to purchase equity interests in Lea & Eddy (such warrants, the “Lea & Eddy Warrants”) shall: (a) forfeit and cancel certain of such Lea & Eddy Warrants (the “TCW Forfeited Warrants”); (b) exercise certain of such Lea & Eddy Warrants not so forfeited (the “TCW Remaining Warrants”) in exchange for equity interests of Lea & Eddy; and (c) cause Lea & Eddy to distribute to the TCW Entities the number of Lea & Eddy OpCo Units and Class B shares representing limited liability company interests (“Class B Shares”) of PubCo provided for in the Warrant Exercise Agreement in complete redemption of their equity interests in Lea & Eddy (the “TCW Warrant Transactions”);

WHEREAS, pursuant to separate agreements and plans of merger (the “TCW Blocker Merger Agreements”) to be entered into at the Closing among PubCo, the Merger Subs and TCW Blocker 1, LLC, a Texas limited liability company (“TCW Blocker 1”), TCW Blocker 2, LLC, a Texas limited liability company (“TCW Blocker 2”), and TCW Blocker 3, LLC, a Texas limited liability company (“TCW Blocker 3” and, collectively with TCW Blocker 1 and TCW Blocker 2, the “TCW Blockers”), Merger Sub 1, Merger Sub 2 and Merger Sub 3 shall merge with and into TCW Blocker 1, TCW Blocker 2 and TCW Blocker 3, respectively, with each of the TCW

Blockers surviving such mergers as wholly owned subsidiaries of PubCo (the “TCW Blocker Mergers”), and in connection therewith, (a) the holders of the TCW Blockers shall exchange their interests in the TCW Blockers for Class A Shares and (b) PubCo shall cancel the Class B Shares previously held by the TCW Blockers (the “TCW Blocker Class B Cancellation”);

WHEREAS, at Closing, various public investors shall contribute immediately available cash to PubCo (the “IPO Cash Contribution”) in exchange for a number of Class A Shares pursuant to the terms of an underwriting agreement (such agreement, the “Underwriting Agreement”);

WHEREAS, at Closing, PubCo shall contribute to OpCo the net cash proceeds resulting from the IPO Cash Contribution (the “PubCo OpCo Cash Contribution”) in exchange for a number of OpCo Units equal to the number of Class A Shares issued to the public in the IPO (the “OpCo IPO Cash Contribution Units”);

WHEREAS, OpCo shall (a) use a portion of the PubCo OpCo Cash Contribution to repay the obligations under the TCW Debt on or about 30 days after the date of the IPO (the “TCW Debt Repayment”); (b) retain a portion of the PubCo OpCo Cash Contribution for general corporate purposes; (c) use a portion of the PubCo OpCo Cash Contribution to pay the transaction expenses incurred in connection with the IPO (the “Transaction Expenses Payment”); (d) reimburse the applicable Contributors pursuant to Section 3.10(b) and Section 3.10(c); and (e) make any Cash Distribution; and

WHEREAS, following the Closing, each of Abyss HoldCo, Cactus HoldCo, OWL HoldCo and MD HoldCo shall undergo a merger with Shallow Valley HoldCo, with Shallow Valley HoldCo as the surviving entity (the “Shallow Valley Entities Merger”), all pursuant to an Agreement and Plan of Merger, to be entered into by and among Abyss HoldCo, Cactus HoldCo, OWL HoldCo, MD HoldCo and Shallow Valley HoldCo and in substantially the form attached as Exhibit E (the “Shallow Valley Entities Merger Agreement”).

NOW THEREFORE, in consideration of the mutual agreements, covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

AGREEMENTS

ARTICLE I

MERGERS, CONTRIBUTIONS AND ASSIGNMENTS

Section 1.01 Initial Contributions and Assignments.

(a) On the terms and subject to the conditions of this Agreement, at least one day prior to the Closing Date, Dehlinger shall effect the Dehlinger MD HoldCo Contribution pursuant to the Form of Section 1.01 Contribution Agreement, duly executed by (i) Dehlinger on behalf of himself and (ii) Dehlinger on behalf of MD HoldCo.

(b) On the terms and subject to the conditions of this Agreement, at least one day prior to the Closing Date, Coats shall effect the Coats OWL HoldCo Contribution pursuant to the Form of Section 1.01 Contribution Agreement, duly executed by (i) Coats on behalf of himself and (ii) Coats on behalf of OWL HoldCo.

Section 1.02 Multi-Survivor Mergers.

(a) On the terms and subject to the conditions of this Agreement, on the Business Day immediately prior to the Closing Date, Abyss shall, and shall cause Abyss HoldCo to, enter into and consummate the Abyss Merger on the terms and conditions set forth in the Abyss Merger Agreement.

(b) On the terms and subject to the conditions of this Agreement, on the Business Day immediately prior to the Closing Date, Cactus shall, and shall cause Cactus HoldCo to, enter into and consummate the Cactus Merger on the terms and conditions set forth in the Cactus Merger Agreement.

(c) On the terms and subject to the conditions of this Agreement, on the Business Day immediately prior to the Closing Date, Shallow Valley shall, and shall cause Shallow Valley HoldCo to, enter into and consummate the Shallow Valley Merger on the terms and conditions set forth in the Shallow Valley Merger Agreement.

(d) On the terms and subject to the conditions of this Agreement, on the Business Day immediately prior to the Closing Date, OWL shall (together with Coats) cause OWL HoldCo to, enter into and consummate the OWL Merger on the terms and conditions set forth in the OWL Merger Agreement.

Section 1.03 PubCo Cash Contributions.

(a) On the terms and subject to the conditions of this Agreement, simultaneously at the Closing, Lea & Eddy shall make the Lea & Eddy PubCo Cash Contribution pursuant to the Form of Section 1.03 Contribution Agreement, and PubCo shall issue to Lea & Eddy the Lea & Eddy PubCo Shares in exchange therefor.

(b) On the terms and subject to the conditions of this Agreement, simultaneously at the Closing, Abyss shall make the Abyss PubCo Cash Contribution to PubCo pursuant to the Form of Section 1.03 Contribution Agreement, and PubCo shall issue to Abyss the Abyss PubCo Shares in exchange therefor.

(c) On the terms and subject to the conditions of this Agreement, simultaneously at the Closing, Cactus shall make the Cactus PubCo Cash Contribution to PubCo pursuant to the Form of Section 1.03 Contribution Agreement, and PubCo shall issue to Cactus the Cactus PubCo Shares in exchange therefor.

(d) On the terms and subject to the conditions of this Agreement, simultaneously at the Closing, Shallow Valley shall make the Shallow Valley PubCo Cash Contribution to PubCo pursuant to the Form of Section 1.03 Contribution Agreement, and PubCo shall issue to Shallow Valley the Shallow Valley PubCo Shares in exchange therefor.

(e) On the terms and subject to the conditions of this Agreement, simultaneously at the Closing, OWL shall make the OWL PubCo Cash Contribution to PubCo pursuant to the Form of Section 1.03 Contribution Agreement, and PubCo shall issue to OWL the OWL PubCo Shares in exchange therefor.

(f) On the terms and subject to the conditions of this Agreement, simultaneously at the Closing, Coats shall make the Coats PubCo Cash Contribution to PubCo pursuant to the Form of Section 1.03 Contribution Agreement, and PubCo shall issue to Coats the Coats PubCo Shares in exchange therefor.

(g) On the terms and subject to the conditions of this Agreement, simultaneously at the Closing, Dehlinger shall make the Dehlinger PubCo Cash Contribution to PubCo pursuant to the Form of Section 1.03 Contribution Agreement, and PubCo shall issue to Dehlinger the Dehlinger PubCo Shares in exchange therefor.

(H) On the terms and subject to the conditions of this Agreement, simultaneously at the Closing, Double Eagle shall make the Double Eagle PubCo Cash Contribution to PubCo pursuant to the Form of Section 1.03 Contribution Agreement, and PubCo shall issue to Double Eagle the Double Eagle PubCo Shares in exchange therefor.

Section 1.04 HoldCo Contributions.

(a) On the terms and subject to the conditions of this Agreement, simultaneously at the Closing and immediately following the PubCo Cash Contributions, (i) Cactus shall make the Cactus HoldCo Contribution to OpCo in exchange for the issuance of the Cactus OpCo Units to Cactus; (ii) Shallow Valley shall make the Shallow Valley HoldCo Contribution to OpCo in exchange for the issuance of the Shallow Valley OpCo Units to Shallow Valley; and (iii) Coats shall make the Coats HoldCo Contribution to OpCo in exchange for the issuance of the Coats OpCo Units to Coats.

(b) On the terms and subject to the conditions of this Agreement, at the Closing and immediately following the transactions contemplated in Section 1.04(a), OWL shall make the OWL HoldCo Contribution to OpCo in exchange for the issuance of the OWL OpCo Units to OWL.

(c) On the terms and subject to the conditions of this Agreement, simultaneously at the Closing and immediately following the transactions contemplated in Section 1.04(b), (i) Abyss shall make the Abyss HoldCo Contribution to OpCo in exchange for the issuance of the Abyss OpCo Units to Abyss; and (ii) Dehlinger shall make the MD HoldCo Contribution to OpCo in exchange for the issuance of the Dehlinger OpCo Units to Dehlinger.

(d) On the terms and subject to the conditions of this Agreement, simultaneously at the Closing and immediately following the transactions contemplated in Section 1.04(c), Lea & Eddy shall make the Lea & Eddy Subsidiaries Contribution to OpCo in exchange for (i) the issuance of the Lea & Eddy OpCo Units to Lea & Eddy and (ii) the TCW Debt Assumption.

(e) On the terms and subject to the conditions of this Agreement, at the Closing and immediately following the transactions contemplated in Section 1.04(d), Double Eagle shall make the Flow Contribution to OpCo in exchange for the issuance of the Double Eagle OpCo Units to Double Eagle.

Section 1.05 TCW Warrant Transactions. At Closing and immediately after the transactions contemplated in Section 1.04(e), Lea & Eddy shall, and shall cause TCW and the TCW Entities to, and the EagleRock Entities shall, consummate the TCW Warrant Transactions pursuant to the Warrant Exercise Agreement. However, for convenience, in lieu of completing the transactions contemplated by clauses (b) and (c) of the definition of TCW Warrant Transactions, OpCo and PubCo, as applicable, will directly issue to the TCW Entities the number of Lea & Eddy OpCo Units and Class B Shares, respectively, provided for in the Warrant Exercise Agreement.

Section 1.06 TCW Blocker Mergers.

(a) At the Closing, PubCo shall, and shall cause the Merger Subs to, enter into and consummate the TCW Blocker Mergers on the terms and conditions set forth in the TCW Blocker Merger Agreements.

(b) In connection with the consummation of the TCW Blocker Mergers, PubCo shall consummate the TCW Blocker Class B Cancellation.

Section 1.07 Post-IPO Cash Contribution. Following the IPO Cash Contribution, (a) PubCo shall make the PubCo OpCo Cash Contribution to OpCo in exchange for the OpCo IPO Cash Contribution Units; and (b) OpCo shall (i) effect the TCW Debt Repayment; (ii) retain a portion of the PubCo OpCo Cash Contribution for general corporate purposes; (iii) effect the Transaction Expenses Payment; (iv) reimburse the applicable Contributors pursuant to Section 3.10(b) and Section 3.10(c); and (v) make any applicable Cash Distribution.

Section 1.08 Shallow Valley Entities Merger. On the terms and subject to the conditions of this Agreement, promptly following the IPO Cash Contribution, OpCo shall cause Abyss HoldCo, Cactus HoldCo, OWL HoldCo, MD HoldCo and Shallow Valley HoldCo to enter into and consummate the Shallow Valley Entities Merger on the terms and conditions set forth in the Shallow Valley Entities Merger Agreement.

ARTICLE II

CONTRIBUTORS’ REPRESENTATIONS AND WARRANTIES

Each Contributor, severally and not jointly, represents and warrants to each other Party as to itself and its Contributed Assets as follows (with each such representation and warranty being made as of the date of this Agreement and as of the Closing Date):

Section 2.01 Organization and Qualification.

(a) If such Contributor is a Person other than an individual, such Contributor is (i) a limited liability company or corporation, as applicable, duly formed, validly existing and in good standing under the laws of the State of its formation and (ii) duly qualified and licensed to do business in each state or other jurisdiction in which the assets owned, leased or operated by it, the nature of the business conducted by it or in which the actions required to be performed by it hereunder or under any other Transaction Document, makes such qualification or licensing necessary, except in the case of this clause (ii) where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Contributor’s ability to perform its obligations under, or to consummate the transactions contemplated by, this Agreement or any other Transaction Document, in accordance with the terms hereof and thereof.

(b) If such Contributor is an individual, he is duly qualified and licensed to do business in each state or other jurisdiction in which the assets owned, leased or operated by him, the nature of the business conducted by him or in which the actions required to be performed by him hereunder or under any other Transaction Document, makes such qualification or licensing necessary, except in the case where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Contributor’s ability to perform his obligations under, or to consummate the transactions contemplated by, this Agreement or any other Transaction Document, in accordance with the terms hereof and thereof.

(c) Each Contributed Entity is (i) a limited liability company or a corporation, as applicable, duly formed, validly existing and in good standing under the laws of the State of its formation and (ii) duly qualified and licensed to do business in each state or other jurisdiction in which the assets owned, leased or operated by it, the nature of the business conducted by it or in which the actions required to be performed by it hereunder or under any Transaction Document, makes such qualification or licensing necessary, except in the case of this clause (ii) where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on (x) such Contributed Entity’s ability to carry on its business as currently conducted or as proposed to be conducted as described in the PubCo S-1 or (y) the ability of the applicable Contributor to contribute such Contributed Entity in accordance with its obligations under this Agreement.

Section 2.02 Authority; Capitalization.

(a) If such Contributor is a Person other than an individual, such Contributor has, as applicable, the limited liability company or corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party, and to carry out its obligations under this Agreement and each such other Transaction Document to which it is or will be a party. Further (a) the execution, delivery and performance of this Agreement and each other Transaction Document to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all requisite limited liability company or corporate action of such Contributor, (b) except as have been or will be obtained prior to the Closing, no other limited liability company or corporate, as applicable, act or proceeding on the part of such Contributor or its shareholders, stockholders, members or other equity holders is necessary to authorize the execution, delivery or performance of this Agreement or any such other Transaction Document or the transactions contemplated hereby or thereby and (c) assuming the due authorization and valid execution and delivery by the other applicable parties hereto and thereto, this Agreement and each such other Transaction Document to which such Contributor is or will be a party is or will be a legal, valid, binding and enforceable obligation of such Contributor, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereinafter in effect relating to creditors’ rights generally, general equity principles (whether considered in a Proceeding in equity or at Law) and consideration of public policy (the “Enforceability Exceptions”).

(b) If such Contributor is an individual, such Contributor is a natural person and has the requisite legal capacity to validly execute and deliver this Agreement and the other Transaction Documents to which such Contributor is or will be a party and to perform such Contributor’s obligations in accordance with the terms hereof and thereof.

(c) Immediately following the consummation of the HoldCo Contributions in accordance with and pursuant to this Agreement, PubCo will, directly or indirectly, own, hold and control all of the shares of capital stock, membership interests or other equity interests, as applicable (“Equity Interests”), of such Contributor’s Contributed Entities free from any Encumbrances, and none of such Contributed Entities has outstanding any securities, rights or claims that are convertible into, exercisable for or otherwise represent a contingent or other right to own, hold or receive, any Equity Interests in any such Contributed Entity.

(d) The (i) authorized and (ii) outstanding Equity Interests of each Contributed Entity of such Contributor are set forth on Schedule 2.02(d) of the Disclosure Schedules. None of the outstanding Equity Interests of the Contributed Entities of such Contributor are certificated.

(e) The outstanding Equity Interests of each Contributed Entity of such Contributor, collectively, consist solely of the Contributed Interests. All outstanding Equity Interests of each Contributed Entity of such Contributor are duly authorized and validly issued, and were issued in compliance with applicable Laws. Except for the Contributed Interests of such Contributor’s Contributed Entities, there are no outstanding (i) Equity Interests in any such Contributed Entities, (ii) Equity Interests of any Person convertible into or exchangeable or exercisable for Equity Interests in such Contributed Entities or (iii) subscriptions, options, warrants, calls, rights (including preemptive rights), equity appreciation, phantom equity, profit participation, redemption rights, commitments, understandings or agreements to which any of such Contributed Entities is a party or by which any such Contributed Entity is bound (or bound to grant, extend or enter into any of the foregoing).

(f) No Equity Interests of any Contributed Entity of such Contributor have been reserved for issuance or issued in violation of, and none are subject to, any preemptive rights, purchase or call options, drag along rights, tag-along rights, subscription rights, rights of first refusal or other similar rights. At the Closing, there will be no member agreement, stockholders agreement, irrevocable proxies, voting trust or other agreement or understanding relating to the voting of the Contributed Interests. There are, and there will be as of the Closing, no outstanding stock appreciation, phantom stock, profit participation or similar rights which are obligations of any Contributed Entity. There are no bonds, debentures, notes or other indebtedness of any such Contributed Entity having the right to vote or consent (or, convertible into, or exchangeable for, Equity Interests having the right to vote or consent) on any matters on which holders of any Contributed Interests may vote.

(g) Each Contributed Entity of such Contributor is wholly owned by Contributor or its Contributed Entities, in each case, free and clear of all Encumbrances, except for Encumbrances arising under federal and state securities Laws or the organizational documents of Contributor or one of its Contributed Entities. None of such Contributed Entities owns any Equity Interests or has any investments in, any Person that is not a Contributed Entity of such Contributor. There are no obligations, contingent or otherwise, of any Contributed Entity to provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person.

Section 2.03 Title to Real Property.

(a) With respect to such Contributor’s Contributed Assets constituting real property, such Contributor or such Contributed Entity, as applicable, has (i) good, valid and marketable title in fee simple to such owned real property (other than Rights of Way) and (ii) a valid, binding and enforceable leasehold interest or other valid and enforceable use rights in such leased properties (other than Rights of Way), except for Permitted Encumbrances.

(b) Reference is made to those Contracts pursuant to which any of such Contributor’s Contributed Assets that constitute leasehold or similar interests in real property are leased from the applicable fee simple owner or owners of such real property (each such Contract, and expressly including any and all modifications, amendments and supplements thereto and any assignments thereof, and waivers of any right thereunder, a “Real Property Lease” and collectively, “Real Property Leases”). With respect to each Real Property Lease: (i) such Real Property Lease is in full force and effect and is valid, binding and enforceable against such Contributor or its applicable Contributed Entity, and to such Contributor’s knowledge, the other party to such Real Property Lease, in accordance with its terms, except as may be limited by the Enforceability Exceptions; (ii) such Contributor or such Contributor’s applicable Contributed Entity is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such Contributor or Contributed Entity, or permit termination, modification, or acceleration under such Real Property Lease on account thereof; (iii) to such Contributor’s knowledge, no other party to any of such Real Property Leases is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration under any of such Real Property Leases nor has any other party repudiated any provision of any such Real Property Lease; and (iv) to such Contributor’s knowledge, no other party to any of such Real Property Leases is actively seeking to renegotiate, terminate, initiate a dispute under or lessen the extent of their business conducted under, any of such Real Property Leases. There are no ongoing disputes under any Real Property Leases. With respect to any Contributed Assets of a Contributor that constitute leasehold interests in federal or state owned real property, the contribution of such leasehold interest pursuant to the terms of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby is permitted, does not conflict with, violate, or result in a breach of or default or event of default under the related Real Property Lease and does not require any consent from the lessor or other counterparty pursuant to the applicable Real Property Lease (or from any other Person), or further action on the part of the EagleRock Entities or any of their Affiliates.

(c) Except as disclosed on Schedule 2.03(c) of the Disclosure Schedules, each Contributor, and each of such Contributor’s Contributed Entities, as applicable, has a good and valid easement ownership estate or other valid and enforceable use rights in the Rights of Way that are necessary for such Contributor or Contributed Entities, as applicable, to own, use or operate such Contributor’s Contributed Assets as such Contributed Assets are owned, used and operated in the ordinary course of business and consistent with past practice by such Contributor or Contributed Entities, as applicable, and are contemplated to be owned, used and operated by OpCo in the manner contemplated by the PubCo S-1, except for Permitted Encumbrances.

(d) To such Contributor’s knowledge, there is no condition or state of facts that would prevent the Title Company from issuing a title policy insuring the fee simple, leasehold and easement estate interests of such Contributor at the Closing without any exceptions for matters that would materially interfere with OpCo’s ownership, use or operation of such Contributed Assets in the manner contemplated by the PubCo S-1.

(e) There is no pending or, to such Contributor’s knowledge, threatened, condemnation of any real property that constitutes a portion of such Contributor’s Contributed Assets by any Governmental Authority that would interfere in any material respect with OpCo’s ownership, use or operation of such Contributed Assets in the manner contemplated by the PubCo S-1.

Section 2.04 Title to Personal Property. Such Contributor or such Contributor’s Contributed Entities, as applicable, has good and valid title to or, as applicable, a valid leasehold interest in, all material personal property (whether tangible or intangible) that constitutes any portion of such Contributor’s Contributed Assets, free and clear of all Encumbrances, except for (i) Permitted Encumbrances and (ii) such other matters as do not interfere in any material respect with such Contributor’s or such Contributed Entities’, as applicable, ownership, use or operation of such Contributed Assets, and would not reasonably be expected to interfere with OpCo’s ownership, use or operation in the manner contemplated by the PubCo S-1. Except as provided on Schedule 2.04 of the Disclosure Schedules, all such personal property (x) is, in all material respects, in good condition and repair, ordinary wear and tear excepted, and is suitable for the purposes for which it is presently being used and (y) does not require any material maintenance in order to perform its ordinary function(s).

Section 2.05 No Brokers Fees. Neither such Contributor nor any of its Affiliates (including such Contributor’s Contributed Entities), as applicable, have incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in connection with the transactions contemplated by this Agreement for which the EagleRock Entities shall have any responsibility or liability.

Section 2.06 No Pending or Threatened Action or Proceeding. Except as disclosed on Schedule 2.06 of the Disclosure Schedules, there is no Action or Proceeding pending, or since January 1, 2024 and to such Contributor’s knowledge, threatened in writing against its Contributed Entities or against it with respect to such Contributor’s Contributed Assets that would be material.

Section 2.07 Non-Contravention. The execution, delivery and performance of this Agreement and the other Transaction Documents by such Contributor or any of such Contributor’s Contributed Entities: (a) if such Contributor is a Person that is not an individual, do not and will not conflict with or violate its or its Contributed Entities’ organizational documents or any resolution of its or its Contributed Entities’ members, other equity holders or board of directors (or the equivalent thereof); (b) except with respect to filings, notices or approvals required under the HSR Act, do not require any consent, approval or notice to or from any Governmental Authority that has not been obtained as of the Closing Date; (c) do not and will not violate any provision of Law or any Order; (d) do not and will not conflict with, violate or result in a breach of or default or event of default under any Contract or Permit to which such Contributor or its Contributed Entities is a party or is subject, or subject such Contributor’s Contributed Assets to any Encumbrance other than Permitted Encumbrances; and (e) do not require a consent under any Contract or Permit, in any case under clauses (b), (c), (d) and (e), except for those that would reasonably be expected to interfere in any material respect with the operation, use or ownership of such Contributor’s Contributed Assets.

Section 2.08 Compliance with Laws; Permits. Except for Environmental matters, which are exclusively addressed in Section 2.13:

(a) Such Contributor and such Contributor’s Contributed Assets have been owned and operated since January 1, 2024, in all material respects in accordance with all Laws.

(b) Such Contributor and such Contributor’s Contributed Entities, have not received written notice of any material violation of Law in connection with its or their current ownership, use or operation of such Contributor’s Contributed Assets that remains unresolved.

(c) Such Contributor or such Contributor’s Contributed Entities hold all material Permits pursuant to applicable Law that are required for the current ownership, use or operation of any such Contributed Assets. The contribution of such Permits pursuant to the terms of this Agreement and to the other Transaction Documents and the transactions contemplated hereby and thereby is permitted and does not require any consent from or notice to the Person that issued or granted such Permit. To such Contributor’s knowledge, none of Contributor or its Contributed Entities is in violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a violation) in any material respect of any term, condition or provision of any Permit held by such Contributor or any of its Contributed Entities with respect to any of their respective Contributed Assets.

Section 2.09 Taxes. Except as disclosed on Schedule 2.09 of the Disclosure Schedules: (a) Such Contributor and each of its Contributed Entities, as applicable, has timely filed with the appropriate Taxing Authorities all material Tax Returns required by applicable Law, and such Tax Returns are true, complete, and correct in all material respects; (b) such Contributor and each of its Contributed Entities has paid and discharged in full all material Taxes due and payable under applicable Laws (whether or not shown or required to be shown on any Tax Return); (c) no audits, claims, examinations, or investigations or other Tax Proceedings with respect to its Contributed Assets are pending or, to the knowledge of such Contributor, threatened or contemplated in writing; (d) no Contributor or Contributed Entity has granted any waivers of any limitation period, or entered into agreements providing for an extension of time (other than one obtained in the ordinary course of business and consistent with past practice and that does not result in the imposition of a penalty), for filing any material Tax Return with respect to Taxes or the assessment, payment, or collection of any Taxes; (e) no claim has been made in the last three (3) years by a Taxing Authority in a jurisdiction in which such Contributor or any of its Contributed Entities does not file a Tax Return that such Contributor or any of its Contributed Entities is or may be subject to taxation by that jurisdiction; (f) there are no liens for Taxes on any of the Contributed Assets other than Permitted Encumbrances, and there are no liabilities for a material amount of Taxes that are delinquent and can attach to any of the Contributed Assets under applicable Law or otherwise result in liability to any EagleRock Entity as a transferee or successor; (g) none of the Contributed Assets are subject to any tax partnership agreement or are otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code (other than the governing document of any Contributor that is classified as a partnership for U.S. federal income Tax purposes and the limited liability company agreement of OWL HoldCo in effect prior to the HoldCo Contributions); and (h) for U.S. federal income Tax purposes, each of such Contributor’s Contributed Entities is, and at all times since its formation has been, classified as set forth on Schedule 2.09 of the Disclosure Schedules.

Section 2.10 Material Contracts. All Contracts to which such Contributor or its Contributed Entities is a party as of the Closing Date that are material to the ownership, use or operation of all or any part of such Contributor’s Contributed Assets, which shall include all Contracts pursuant to which revenues are earned by such Contributor or its Contributed Entities (each, a “Revenue Contract”), other than any Real Property Leases or Rights of Way and as set forth on Schedule 2.10 of the Disclosure Schedules, are collectively referred to herein as the “Material Contracts” of such Contributor or such Contributed Entities. (a) Each of such Contributor’s or such Contributor’s Contributed Entities’ Material Contracts is in full force and effect and is valid, binding and enforceable against such Contributor or its applicable Contributed Entity, and to such Contributor’s knowledge, the other party to such Material Contract, in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions; (b) such Contributor or such Contributor’s applicable Contributed Entity is not in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default by such Contributor or Contributed Entity, or permit termination, modification, or acceleration, under such Material Contract on account thereof; (c) to such Contributor’s knowledge, no other party to any of such Material Contracts is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration under any of such Material Contracts nor has any other party repudiated any provision of any such Material Contract; and (d) to such Contributor’s knowledge, no other party to any of such Material Contracts is actively seeking to renegotiate, terminate, initiate a dispute under or lessen the extent of its business conducted under, any of such Material Contracts. There are no ongoing disputes under any Material Contract, including any disputes regarding material revenue streams under any Revenue Contract.

Section 2.11 Indebtedness & Undisclosed Liabilities. Except as described in the PubCo S-1, none of such Contributor’s Contributed Entities has any indebtedness for borrowed money, and none of such Contributor’s Contributed Assets are subject to any Liabilities associated with any indebtedness for borrowed money, indebtedness evidenced by a note, bond, debenture or similar instrument, capital lease obligations, deferred purchase price obligations or letters of credit, earn-outs, contingent payments, or any other Liabilities.

Section 2.12 No Material Adverse Change. Since the date of such Contributor’s or its Contributed Entities’ most recent annual or quarterly balance sheet included in the PubCo S-1, there has been no Material Adverse Change with respect to such Contributor’s Contributed Entities or Contributed Assets.

Section 2.13 Environmental. Except as would not, individually or in the aggregate, reasonably be expected to materially impair the current ownership, use or operation of the Contributed Assets of such Contributor (taken as a whole) in the ordinary course of business and consistent with past practice, or as disclosed on Schedule 2.13 of the Disclosure Schedules:

(a) such Contributor (or its Contributed Entities) has obtained all Environmental Permits required for the operation of such Contributed Assets as currently operated;

(b) all of its Contributed Assets have been operated in compliance with all Environmental Laws and all Environmental Permits required thereunder;

(c) there has been no Release of any Hazardous Substances on, under or at the real property included in its Contributed Assets;

(d) neither such Contributor nor any of such Contributor’s Contributed Entities has received any written notice of any violation of any Environmental Law, the subject of which is unresolved; and

(e) there are no Proceedings arising under Environmental Laws pending or, to such Contributor’s knowledge threatened in writing against Contributor or any of Contributor’s Contributed Entities.

Section 2.14 Financial Statements. The financial statements (including all related notes thereto) provided by such Contributor with respect to its Contributed Assets for inclusion in PubCo’s Registration on Form S-1 filed with the U.S. Securities and Exchange Commission (the “PubCo S-1”), including the applicable balance sheet, related statements of operations, equity and cash flows, have been prepared from the applicable books and records of Contributor (or such Contributor’s Contributed Entities), which books and records are true, correct and complete as of the respective dates thereof for the respective periods covered thereby, and have been maintained in a prudent and accurate manner, in accordance with GAAP and fairly present, in all material respects, the consolidated financial position, statements of operations, equity and cash flow of such Contributor (or such Contributor’s Contributed Entities) as of the respective dates thereof for the respective periods covered thereby.

Section 2.15 Water Wells; SWDs.

(a) Schedule 2.15(a) of the Disclosure Schedules sets forth a complete and accurate listing of all of the water wells used by such Contributor or its Contributed Entities in its business on the lands included in the Contributed Assets (such wells, the “Water Wells”). There are no water wells currently utilized in such business on the lands included in the Contributed Assets or on the Contributed Assets other than the Water Wells. The Water Wells and all related equipment are in good operating condition, ordinary wear and tear excepted. There is no Water Well in respect of which the applicable Contributor or its Contributed Entities has received any order or written notice from any Governmental Authority requiring that such Water Well be curtailed in any way, or currently plugged and abandoned and for which such plugging and abandonment requirements have not been completed.

(b) Schedule 2.15(b) of the Disclosure Schedules sets forth a complete and accurate listing of all of the water infrastructure assets, facilities, equipment, machinery, tools, supplies, and other tangible personal property associated, or used or held for use in connection, with the Water Wells, including all gathering lines, flow lines, lay flat lines, pipelines, storage facilities, tanks, tubing, pumps, motors, gauges, valves, ponds, pits and other systems, machinery and equipment constituting part of or comprising water gathering systems or related assets (collectively, the “Water Fixtures”) used in the business of such Contributor or its Contributed Entities on the lands included in the Contributed Assets.

(c) Schedule 2.15(c) of the Disclosure Schedules sets forth a complete and accurate listing of all of the saltwater disposal wells used by such Contributor or its Contributed Entities in its business (the “SWDs”). There are no saltwater disposal wells currently utilized in such business or on the Contributed Assets other than the SWDs. The SWDs and all related equipment are in good operating condition, ordinary wear and tear excepted. There is no SWD in respect of which the applicable Contributor or its Contributed Entities has received any order or written notice from any Governmental Authority requiring that the injection rates for such SWD be curtailed, suspended, or shut-in in any way, or plugged and abandoned and for which such plugging and abandonment requirements have not been completed.

(d) Schedule 2.15(d) of the Disclosure Schedules sets forth a complete and accurate listing of all of the assets, facilities, equipment, machinery, tools, supplies, and other tangible personal property associated, or used or held for use in connection, with the SWDs (collectively, the “SWD Fixtures”) used in the business of such Contributor or its Contributed Entities.

(e) Such Contributor or its Contributed Entities has made available to the EagleRock Entities a true, complete and correct wellbore diagram for each Water Well and each SWD to the extent such diagrams are in such Contributor’s or its Contributed Entities’ possession.

(f) Each Water Well and SWD has been drilled and completed in compliance, in all material respects, with all applicable Laws and Permits. Neither the applicable Contributor or any of its Contributed Entities has received any correspondence from a Governmental Authority or other Person that alleges a Water Well or SWD is not in compliance with all applicable Laws and Permits.

(g) Such Contributor or its Contributed Entities has not deferred maintenance or repair of any Water Well, Water Fixture, SWD or SWD Fixture.

Section 2.16 Sufficiency of Assets. The Contributed Assets Schedule of such Contributor, as applicable, sets forth a complete and accurate listing of all of the Contributed Assets of such Contributor and its Contributed Entities. The Contributed Assets contributed by such Contributor are sufficient in all material respects to enable PubCo and its Affiliates to continue the operation of the Contributed Assets and the business of the Contributed Entities immediately following the Closing in such a manner as proposed to be conducted as described in the PubCo S-1. None of such Contributor’s assets that are not Contributed Assets are necessary for the operation of any Contributed Assets or the business of any of such Contributor’s Contributed Entities immediately following the Closing in such a manner as proposed to be conducted as described in the PubCo S-1.

Section 2.17 Affiliate Relationships. None of such Contributor’s Contributed Entities are party to, and none of its Contributed Assets are subject to, any contractual or other business relationships with such Contributor or its Affiliates that would be required to be disclosed in the PubCo S-1 that are not so disclosed.

Section 2.18 S-1 Information. All information regarding such Contributor (and such Contributor’s Contributed Assets) that was provided by such Contributor and is included in the PubCo S-1, including such Contributor’s (or such Contributor’s Contributed Entities) financial statements, business description and contractual arrangements, does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

Section 2.19 Private Placement. Such Contributor is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933. Such Contributor acknowledges that such Contributor can bear the economic risk of its investment in OpCo Units and Class B Shares for an indefinite period of time, and has such knowledge and experience in financial and business matters that such Contributor is capable of evaluating (and has evaluated) the merits and risks of the investment in OpCo Units and Class B Shares. Such Contributor understands that OpCo Units and Class B Shares to be issued in connection with the transactions contemplated by this Agreement have not been registered under the Securities Act of 1933, as amended, by reason of a specific exemption from the registration provisions of such act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Contributor’s representations as expressed herein. Such Contributor understands that the OpCo Units and Class B Shares acquired in connection with the transactions contemplated by this Agreement and any securities issued in respect of or exchanged therefor may bear certain legends regarding the restricted nature of such securities, and any legend required by the securities laws of any state to the extent such laws are applicable to the OpCo Units or Class B Shares represented by the certificate so legended.

Section 2.20 No Implied Representations. EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS ARTICLE II, ANY OTHER TRANSACTION DOCUMENT OR ANY CERTIFICATE OF SUCH CONTRIBUTOR DELIVERED PURSUANT TO THIS AGREEMENT, (A) SUCH CONTRIBUTOR MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED (INCLUDING WITH RESPECT TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONDITION, DESIGN, OPERATION, CAPACITY OR OTHERWISE) WITH RESPECT TO SUCH CONTRIBUTOR OR SUCH CONTRIBUTOR’S CONTRIBUTED ASSETS, (B) SUCH CONTRIBUTOR EXPRESSLY DISCLAIMS ALL LIABILITY AND

RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO EACH OTHER CONTRIBUTOR, THE EAGLEROCK ENTITIES OR ANY OF THEIR RESPECTIVE AFFILIATES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED) AND (C) SUCH CONTRIBUTOR’S CONTRIBUTED ASSETS ARE CONTRIBUTED TO OPCO “AS-IS, WHERE-IS”, WITH ALL FAULTS, KNOWN AND UNKNOWN.

ARTICLE III

COVENANTS

Section 3.01 Interim Operating Covenants.

(a) Prior to the Closing, Lea & Eddy shall cause the EagleRock Entities not to take any actions or engage in any business or transactions other than those necessary for such entities to perform their obligations under, and consummate the transactions contemplated by, this Agreement and the other Transaction Documents to which the EagleRock Entities, as applicable, will be a party. Notwithstanding the foregoing, the employment agreements set forth on Schedule 3.01(a) shall be assigned to, and all obligations thereunder assumed by PubCo prior to the Closing.

(b) Each Contributor shall, and shall cause its Contributed Entities to, operate or cause the operation of its and their respective Contributed Assets in the ordinary course of business and consistent with past practice in all material respects, and in accordance with applicable Laws, Orders, and Contracts; provided that, no Contributor shall, or shall permit its Contributed Entities to, amend or terminate any Material Contract, Real Property Lease, Permit or Right of Way to which it is a Party, and each Contributor shall, and shall cause its Contributed Entities to, use all reasonable efforts to keep available the service of its employees, if any, in relation thereto until the Closing Date. Additionally, each Contributor shall, and shall cause its Contributed Entities to, cooperate with OpCo to (i) cause the Title Company to issue a policy of title insurance on any real property interests included in its Contributed Assets prior to and to take effect as of the Closing, such title insurance policy insuring the fee simple, leasehold and easement estates, as the case may be, held by such Contributor (or such Contributor’s Contributed Entities) subject to no Encumbrances other than Title Policy Permitted Encumbrances, and otherwise in form and substance reasonably acceptable to the Designated Committee, and (ii) procure a survey of such real property in form and substance reasonably acceptable to the Designated Committee and sufficient for the title insurance policy to provide survey coverage, endorsements, and other affirmative coverages requiring a current survey to be issued. In addition, each Contributor shall execute and deliver, and shall cause its Contributed Entities to execute and deliver, such affidavits (including non-imputation affidavits), certificates, information (including financial data), lien waivers and instruments of indemnification (including a so-called “gap” indemnification), and other documentation (all of the foregoing, collectively, “Ancillary Title Documents”) as shall be required by the Title Company to induce the Title Company to issue the title policy contemplated above.

(c) Except (x) as otherwise expressly contemplated by this Agreement or in a schedule to this Agreement, (y) as required by applicable Law or (z) with the prior written consent of the Designated Committee, prior to the Closing Date, each Contributor shall not, and shall cause its Contributed Entities not to:

(i) amend or otherwise change its organizational documents or undertake any reorganization, restructuring, consolidation or other similar transaction other than in accordance with this Agreement;

(ii) initiate, settle or voluntarily participate in any Proceeding;

(iii) other than in respect of the Reimbursable Expenditures, make any commitment to capital expenditures or similar commitments;

(iv) sell, assign, lease, sublease, Encumber (other than Permitted Encumbrances), transfer or otherwise dispose of any portion of such assets (other than the disposition of obsolete or worn-out assets in the ordinary course of business and consistent with past practice);

(v) permit any insurance policy providing coverage in respect of any of its Contributed Assets to lapse or otherwise not be maintained, including by not paying any premiums or other costs associated therewith;

(vi) take any action with respect to its Contributed Assets, or otherwise, that would require any amendment to the disclosures set forth in the PubCo S-1;

(vii) except as in the ordinary course of business and consistent with past practice, (A) make, change or revoke any Tax election or accounting method, (B) settle or compromise any Tax claim, (C) waive or extend the statute of limitations in respect of any Taxes (other than extensions of time to file Tax Returns), (D) enter into any agreement, settlement or compromise relating to, any Tax liability, or (E) amend any Tax Return;

(viii) other than in the ordinary course of business and consistent with past practice, enter into a Contract that would be a Material Contract, Real Property Lease or Right of Way; or

(ix) enter into any agreement, whether in writing or otherwise, to do or commit to do any of the actions described in the foregoing clauses (i) through (viii) of this Section 3.01(c).

Section 3.02 Regulatory Approvals.

(a) The applicable Parties have filed with the United States Federal Trade Commission and the United States Department of Justice the notification required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder (the “HSR Act”) with respect to the transactions contemplated herein. Each Party shall reasonably cooperate with and use commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations. Each Party shall promptly inform the other Parties of any oral communication, and provide copies of written communications, with any Governmental Authority regarding any such filings. None of the Parties shall independently participate in any substantive meeting with any Governmental Authority in respect of any such filings or other inquiry without giving the other Parties prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend or participate. Any Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 3.02 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of such Party and will not be disclosed by such outside counsel to employees, officers, or directors of such Party, unless express written permission is obtained in advance from the source of the materials.

(b) The Parties shall use commercially reasonable efforts to cooperate and eliminate each and every impediment under the HSR Act or any other antitrust, competition or merger control Law that is asserted by any Governmental Authority or any other Person so as to enable the Parties to consummate the transactions contemplated hereby as soon as practicable; provided that nothing in this Section 3.02 shall require the Parties to offer, propose, negotiate, agree to, commit to and effect, by consent decree, hold separate order or otherwise, (i) divestitures, sales, transfers or other dispositions of, licenses of, or hold separate or similar arrangements with respect to any businesses, assets or interests, (ii) the termination, amendment, assignment or creation of relationships, contractual rights or obligations, ventures or other arrangements, (iii) any change to or restriction on the conduct of business, including restrictions on the ability to manage, operate or own any assets, product lines, businesses or interests, (iv) any modification or waiver of the terms and conditions of this Agreement; and (v) any other change or restructuring and other actions and non-actions with respect to businesses, assets or interests.

Section 3.03 Public Announcements. Prior to the Closing, none of the Parties shall make any press release or other public announcement or issue any communications with respect to the IPO, this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby without the prior written consent of the Designated Committee; provided, however, that the foregoing shall not restrict communications among the Parties and their Representatives related to the completion of the IPO or the transactions contemplated by this Agreement. The initial press release with respect to the IPO shall require the Designated Committee’s approval and shall be issued by PubCo. After the Closing, none of the Parties shall make any press release or other public announcement or issue any communications with respect to the EagleRock Entities, the IPO, this Agreement or the transactions contemplated hereby without the prior written consent of PubCo’s board of directors; provided, however, a Contributor may make such disclosures as are required by applicable Law, regulation or stock exchange rule, so long as such disclosure is not inconsistent with the disclosures and the communications of PubCo.

Section 3.04 Commercially Reasonable Efforts; Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each Party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the transactions contemplated by this Agreement and the other Transaction Documents, including giving effect to decisions and directions of the Designated Committee.

(b) After the Closing, each Party agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably necessary for carrying out the purposes of this Agreement or any document delivered pursuant to this Agreement, including all agreements to be executed by the Parties in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

(c) Following the date hereof and prior to the Closing Date (or the earlier termination of this Agreement), each Party shall notify each of the other Parties in writing promptly after such Party obtains (i) any material notice or communication regarding any Contributed Entity or Contributed Asset, including from any customer, supplier, Contract counterparty or Governmental Authority (and provide each of the other Parties a copy of such notice or communication) or (ii) knowledge or otherwise becomes aware of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event that is reasonably likely to result in any of the conditions set forth in Section 4.01 becoming incapable of being satisfied.

Section 3.05 Books and Records. After the Closing, each Contributor shall deliver to PubCo or its applicable Affiliate, to the extent such items have not previously been delivered to such applicable entity pursuant to this Agreement (or another Transaction Document), copies of all Books and Records relating to such Contributor’s Contributed Assets.

Section 3.06 Tax Matters.

(a) Transfer Taxes. OpCo shall bear, pay and hold harmless the Contributors against (i) any and all transfer, documentary, sales, use, value-added, excise, filing, recording, registration or other similar Taxes (collectively, “Transfer Taxes”) imposed in connection with the HoldCo Contributions, the Lea & Eddy Subsidiaries Contribution and the Flow Contribution and (ii) all required documentary, filing and recording fees and expenses incurred in connection with the filing and recording of the assignments, conveyances, or other instruments required to convey the Contributed Assets to OpCo. The Party required by applicable Law to file any Tax Return in respect of any such Transfer Taxes shall timely file (or cause to be timely filed) such Tax Return with the applicable Taxing Authority.

(b) Withholding. The Parties acknowledge and agree that no deduction or withholding is required under applicable Law with respect to any amounts payable or deliverable to the Contributors (or any Affiliate thereof) in connection with the HoldCo Contributions if the certification set forth in Section 4.02(e) is delivered by the Contributors. To the extent that any amounts are to be deducted or withheld as a result of any Contributor failing to deliver such certification, (i) the EagleRock Entities shall use commercially reasonable efforts to provide such Contributor with notice reasonably in advance of such intended deduction or withholding and shall reasonably cooperate with the EagleRock Entities to reduce or eliminate the amount of any such deduction or withholding to the extent permitted by applicable Law, and (ii) such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(c) Straddle Period Allocation. In the case of Taxes that are payable by any Contributor in respect of the Contributed Assets with respect to any Straddle Period, the portion of any such Tax that is attributable to the portion of such Straddle Period ending at the Closing Date shall be:

(i) in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of the applicable Contributed Entity ended with (and included) the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the portion of the Straddle Period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and

(ii) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Contributed Entities, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period;

provided, however, that in each case Taxes shall be treated as due for the taxable period (or portion thereof) during which the base of such Taxes are determined without regard to whether the payment of such Taxes provides the right to do business or other benefits for another taxable period (or portion thereof).

(d) Tax Cooperation. Each Party shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the preparation and filing of all Tax Returns, the preparation for any Tax Proceeding, and the prosecution or defense of any Tax Proceeding. Such cooperation shall include the retention and (upon another Party’s request) the provision of Books and Records that are relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Contributors and the EagleRock Entities agree to retain all Books and Records with respect to Tax matters pertinent to the Contributed Assets relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.

(e) Tax Proceedings. If, after the Closing Date, an EagleRock Entity receives notice of a Tax Proceeding, the outcome of which could reasonably be expected to result in a material Claim for which the Contributors are indemnifying an EagleRock Entity pursuant to Section 7.01 (a “Contributor Tax Proceeding”), such EagleRock Entity shall notify the applicable Contributor(s) within ten (10) days of receipt of such notice; provided, that the failure of such EagleRock Entity to provide such notice will not relieve any Contributor of its obligations under this Agreement except to the extent that a Contributor shall have been materially prejudiced as a result of such failure. Contributors shall have the option, at their sole cost and expense, to control any applicable Contributor Tax Proceeding and may exercise such option by providing written notice to such EagleRock Entity within fifteen (15) days of receiving notice of such Contributor Tax Proceeding from such EagleRock Entity; provided that if a Contributor exercises such option, such Contributor shall (i) keep such EagleRock Entity reasonably informed of the progress of such

Contributor Tax Proceeding, (ii) permit such EagleRock Entity (or such EagleRock Entity’s counsel) to participate, at the EagleRock Entity’s sole cost and expense, in such Contributor Tax Proceeding, including in meetings with the applicable Governmental Authority, and (iii) not settle, compromise and/or concede any portion of such Tax Proceeding without the consent of such EagleRock Entity, which consent shall not be unreasonably withheld, conditioned or delayed. To the extent an EagleRock Entity controls the conduct of a Contributor Tax Proceeding pursuant to this Section 3.06(e), the relevant Contributor(s) shall promptly reimburse such EagleRock Entity for all reasonable costs and expenses of defending such Contributor Tax Proceeding. To the extent the provisions of this Section 3.06(e) are inconsistent with Section 7.01, this Section 3.06(e) shall control with respect to any Contributor Tax Proceeding.

(f) Agreed Tax Treatment. The Parties agree that, for U.S. federal income tax purposes (and applicable U.S. state and local income tax purposes that follow such treatment) (x) the PubCo Cash Contributions made in exchange for the PubCo Shares and the IPO Cash Contribution made in exchange for Class A Shares, together qualify as a transaction described under Section 351 of the Code, and (y) the transfer of all of the Contributed Assets by the Contributors to OpCo in exchange for, at the Closing, Contributor OpCo Units, the TCW Debt Assumption, any reimbursement to Contributors pursuant to Section 3.10(b) or Section 3.10(c), and any other liabilities related to the Contributed Assets, the right to receive the Cash Distribution, and any other amounts constituting consideration for Tax purposes, shall be treated as (i) in part, a transfer qualifying for nonrecognition of gain or loss pursuant Section 721(a) of the Code to the extent applicable and (ii) in part, (A) to the extent possible, a reimbursement of preformation capital expenditures within the meaning of Treasury Regulation Section 1.707-4(d) incurred with respect to such Contributor’s Contributed Assets, and (B) to the extent that clause (A) is inapplicable, as a disguised sale transaction described in Section 707(a)(2)(B) of the Code with respect to any amounts treated as a transfer of consideration pursuant to Section 707(a)(2)(B) and Treasury Regulations Section 1.707-3(a)(1) (including any cash consideration and any amount of liabilities other than “qualified liabilities” (within the meaning of Treasury Regulations Section 1.707-5(a)(6)) deemed to be assumed as part of such transfer) (the “Agreed Tax Treatment”). The Parties shall (and shall cause their Affiliates to) (i) promptly furnish information to EagleRock Entities to support the Agreed Tax Treatment, (ii) file all Tax Returns in a manner consistent with the Agreed Tax Treatment, (iii) not take any position contrary to the Agreed Tax Treatment, and (iv) promptly inform one another in writing of any Tax Proceeding related to the matters in this Section 3.06(f) and consult and keep one another informed with respect to the status of such Tax Proceeding, in each case, unless required to do so by a final “determination” as defined in Section 1313 of the Code.

(g) The Parties shall (and shall cause their Affiliates to) cooperate fully and in good faith to cause, and as necessary hereby authorize the EagleRock Entities to cause to be made a timely election under Section 6226 of the Code (and any corresponding elections under any analogous provision of state or local Law) with respect to OWL HoldCo in respect of any audit, examination or judicial or administrative proceeding of OWL HoldCo by any Governmental Authority under Sections 6221 through 6241 of the Code (and any analogous provision of state or local Law) for any taxable year beginning prior to the Closing Date.

Section 3.07 Access.

(a) Prior to the Closing, each Contributor shall provide, or cause to be provided, the other Parties with access to such Contributor’s Contributed Assets, and the Books and Records associated therewith, for the purpose of conducting pre-contribution reviews of such assets and to facilitate their orderly transition to being owned, used and operated by the EagleRock Entities. Any Person seeking such access shall provide such Contributor with reasonable advance written notice of such request for access and shall abide by each such Contributor’s safety rules, regulations, and operating policies with respect to such Contributed Assets while conducting such reviews of such assets. In connection with such reviews, any Person seeking such access shall not conduct any environmental sampling or testing. The access granted to such Person shall be limited to normal business hours, and such Person’s reviews shall be conducted in a manner that minimizes interference with the operation of the applicable Contributed Assets.

(b) Notwithstanding the provisions of Section 3.07(a), all access and disclosure shall be given on a strictly confidential basis and if any such access would impair any attorney-client or similar privilege or conflict with or result in a violation of Law then such access shall not be permitted by or under Section 3.07(a).

Section 3.08 Damage Recovery.

(a) If between the date hereof and the Closing Date, any Contributor or any of its respective Affiliates becomes aware of any Damages incurred or suffered with respect to such Contributor’s Contributed Assets, which Damages are potentially recoverable pursuant to insurance or an indemnification or similar arrangement with a Third Party, then such Contributor or its Affiliates shall use commercially reasonable efforts to pursue the collection of such Damages from such Third Party under such insurance or indemnification or other arrangement, as applicable, and, if received prior to the Closing shall pay or cause to be paid to OpCo, or as otherwise directed by OpCo, any amounts received in respect of such Damages at the Closing; provided, however, that if such Damages are remedied, to the reasonable satisfaction of the Designated Committee prior to the Closing by such Contributor, then such amounts shall be retained by such Contributor (and if such amounts are received after the Closing by a Contributed Entity, then such Contributed Entity shall promptly (and in any event within three Business Days of receipt) hand over such amounts to such Contributor).

(b) To the extent any such insurance policies or indemnification or similar arrangements applicable to any Contributed Assets, or any Contracts that are related to any Contributed Assets but are not Contributed Assets, are not included among each such Contributor’s Contributed Assets, each Contributor will (i) transfer or assign, or otherwise agree to make available, to OpCo all rights to indemnification, insurance proceeds or other third party recovery of any kind with respect to any Damages incurred or suffered by OpCo related to the relevant Contributed Assets of such Contributor, and (ii) agree to cooperate with OpCo in furtherance of any recovery thereunder, including by making, managing and prosecuting any claims or disputes thereunder as requested by OpCo in writing and assigning any rights to OpCo to prosecute and manage such claims or disputes, and such Contributor agrees to promptly (and in any event within three Business Days of receipt) hand over and pay to OpCo any proceeds paid by any such insurer or Contract counterparty as a result thereof.

Section 3.09 Designated Committee. Each of Lea & Eddy, Double Eagle, and the Shallow Valley Owners shall have the right to appoint one (1) member to a designated committee formed for the purpose of facilitating the IPO (the “Designated Committee”), which Designated Committee shall initially be comprised of     ,     , and     (each, a “Designated Committee Member” and collectively, the “Designated Committee Members”), and the Contributors and EagleRock Entities hereby irrevocably and unconditionally appoint such persons to the “Designated Committee” to serve in such capacity pursuant to this Agreement from the date of this Agreement until the completion of the IPO in order to facilitate the IPO. The Designated Committee shall be, and hereby is, authorized to have, and is hereby delegated in full, the exclusive power and authority take all substantive and other actions, and make all decisions, in connection with the IPO, each of which actions and decisions shall be made by a majority vote of the Designated Committee Members, which must include the affirmative vote of each of the Designated Committee Members appointed by Double Eagle and Lea & Eddy, including to: (a) approve and authorize the pricing terms to be included in the preliminary prospectus in connection with the IPO; (b) to, in consultation with the underwriters, initiate and launch the road show in connection with the IPO; (c) manage communications and otherwise interact with the underwriters of the IPO during the marketing process therefor; (d) determine whether or not proceeding with the pricing and closing of the IPO is in the best interests of the Contributors as a whole based on the terms presented to the Designated Committee by the underwriters; (e) terminate the IPO and the pursuit thereof (a “Designated Committee IPO Termination”); (f) make all decisions regarding pricing and allocation in connection with the IPO; (g) negotiate the final terms of the Underwriting Agreement and make all decisions related to the finalization of such agreement, and cause the EagleRock Entities to execute and deliver the same; (h) approve and authorize the final prospectus and all terms included therein; and (i) make all decisions related to the foregoing and otherwise as are reasonably necessary to carry out and consummate the IPO as the Designated Committee deems appropriate. The Designated Committee shall act in accordance with all applicable Laws. The Designated Committee is hereby authorized to do all other things that may, in its judgment, be necessary or appropriate to carry out its responsibilities. At such time as the Designated Committee has made any decision in connection with its power and authority as set forth herein, each Party shall, and shall cause its respective Affiliates and Representatives to, cooperate and use commercially reasonable efforts to cause the successful implementation of such decision and to otherwise cause the IPO to be completed (or terminated, if a Designated Committee IPO Termination occurs), including the making of any filings with the United States Securities and Exchange Commission, the finalization of any documents contemplated by this Agreement or otherwise. The Designated Committee shall not at any time have any Liability of any kind whatsoever to any Party or its Affiliates or their respective Representatives arising out of, resulting from or in connection with its actions carried out, or decisions made, in discharging its responsibilities as the Designated Committee. Except in the case of fraud, gross negligence or willful misconduct on the part of the Designated Committee or any Designated Committee Member, but otherwise notwithstanding anything to the contrary in this Agreement, no Party shall make any claim, for any Damages (and the Parties hereby waive any right of contribution, indemnification or other recovery against the Designated Committee and its Affiliates and Representatives), under, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, whether based in contract, tort, strict liability, common law, other laws or otherwise, against the Designated Committee or any Designated Committee Member for actions carried out, or decisions made, in discharging its responsibilities as the Designated Committee as set forth in this Section 3.09. For the avoidance of doubt, this waiver and release shall apply solely to actions taken by the Designated Committee or any Designated Committee Member in its capacity as such in connection with this Agreement and the transactions contemplated by this Agreement.

Section 3.10 Expenses.

(a) Subject to Section 3.10(c), each Contributor, as to such Contributor’s Contributed Assets, shall bear and pay (or reimburse the EagleRock Entities for) all costs and expenses attributable to the operation, maintenance and expansion of such Contributed Assets for the period prior to the Closing Date, including (i) all operation and maintenance expenses, (ii) all capital expenditures, (iii) other miscellaneous costs and expenses incidental to the operation, protection and maintenance of such assets, (iv) all related repair costs and (v) other costs incidental to the operation, protection and maintenance of such assets.

(b) Each Party shall bear its own legal, due diligence, accounting and other transaction costs, fees and expenses incurred by such Party in connection with the preparation for, negotiation of, and consummation of the transactions contemplated by, this Agreement; provided that (i) fees payable to underwriters in connection with the IPO and (ii) IPO transaction costs or other legal, accounting and advisory expenses incurred in connection with the EagleRock Form S-1 filing, or expenses incurred on behalf of the EagleRock Entities, including personnel costs and public company readiness expenses incurred by a Contributor and approved by the Designated Committee, shall be paid or reimbursed by OpCo out of the Transaction Expenses Payment within 30 days following the Closing.

(c) The Contributors agree that (i) the expenditures spent prior to the execution of this Agreement and set forth adjacent to each applicable Contributors’ name on Schedule 3.10(c) shall be entitled to be, and shall be, reimbursed in cash by OpCo promptly following the Closing as part of the Transaction Expenses Payment and (ii) from and after the date hereof, the Contributors set forth on Schedule 3.10(c) are authorized to undertake the expenditures set forth adjacent to their respective names on such schedule and to incur the associated expenditures in substantially such amounts and for substantially such purposes as set forth on such schedule (the “Reimbursable Expenditures”) and, so long as such expenditures are carried out in substantially such amounts and for substantially such purpose, such Contributors shall be entitled to be, and shall be, reimbursed in cash by OpCo promptly following the Closing as part of the Transaction Expenses Payment.

Section 3.11 Additional Flow Easements. As of the date hereof, Flow is seeking to obtain the easements and easement amendments described in Schedule 3.11 hereto (the “Additional Flow Easements”). Double Eagle shall cause Flow to use commercially reasonable efforts to obtain the Additional Flow Easements prior to Closing or as soon as practicable thereafter.

ARTICLE IV

CONDITIONS PRECEDENT TO CLOSING; CLOSING

Section 4.01 Mutual Conditions Precedent. The obligations of a Contributor to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by each other Contributor) on or prior to the Closing of each of the following conditions precedent:

(a) No Order. No Order of a Governmental Authority shall be in effect and no Law shall have been enacted or adopted that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement;

(b) HSR Waiting Period. Any applicable waiting period (and any extension thereof) under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated;

(c) Representations and Warranties. Each of the representations and warranties made by each other Contributor (other than its Fundamental Contributor Representations and Warranties, which shall be true and correct in all respects (other than de minimis inaccuracies) as though made on and as of the Closing Date) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date, without regard to any material adverse effect or other “materiality” qualifier set forth therein, except to the extent that the failure of any such representations or warranties to be so true and correct would not be, individually or in the aggregate, a Material Adverse Change with respect to such other Contributor’s Contributed Assets or such other Contributor’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents;

(d) Covenants. Each Party shall have performed and complied with, in all material respects, all covenants and agreements required hereby to be performed or complied with by such Party on or prior to the Closing Date;

(e) Closing Deliveries. Each Party shall have (i) executed and delivered the documents to which such Party is a party and (ii) caused to be delivered any documents to which its Affiliates or any of their related persons is a party, in each case, as set forth in Section 4.02;

(f) Contributors Closing Certificate. Each Contributor shall have delivered to the EagleRock Entities and the Designated Committee a certificate in form and substance reasonably satisfactory to the EagleRock Entities and the Designated Committee to the effect that the conditions specified in Section 4.01(c) and (d) with respect to such Contributor have been satisfied in all respects; and

(g) Underwriting Agreement. The Underwriting Agreement shall have been duly executed by the parties thereto.

Section 4.02 Closing Documents. At the Closing, each applicable Party shall execute and deliver to the applicable counterparties each of the following documents:

(a) the Amended and Restated Company Agreement of PubCo substantially in the form filed with the PubCo S-1, with such changes thereto as the Designated Committee shall have approved;

(b) the Amended and Restated Company Agreement of OpCo substantially in the form filed with the PubCo S-1, with such changes thereto as the Designated Committee shall have approved;

(c) (i) the Merger Agreements and all associated certificates of merger, (ii) the TCW Blocker Merger Agreements and all associated certificates of merger, and (iii) the Shallow Valley Entities Merger Agreement and the related certificate of merger;

(d) the Contribution Agreements contemplated by Section 1.01(a), Section 1.01(b), Section 1.03 and Section 1.04;

(e) a completed and executed IRS Form W-9 with respect to each Contributor (or, if a Contributor is treated as an entity disregarded as separate from its regarded tax owner for U.S. federal income tax purposes, the Person that is treated as its regarded owner for such purposes), dated not more than thirty (30) days prior to the Closing Date;

(f) certified copies of the authorizing consents or resolutions of such Party or its Affiliates dated no later than the date of this Agreement, as applicable, authorizing the transactions contemplated pursuant to this Agreement;

(g) the Produced Water Recycling Rights Agreement, duly executed by OpCo and Hydrosource Logistics substantially in the form filed with the PubCo S-1, with such changes thereto as the Designated Committee shall have approved;

(h) the Amended and Restated Supply Water Purchase and Produced Water Gathering and Disposal Agreement, duly executed by Flow and certain subsidiaries of Double Eagle that are party thereto, in such form as the Designated Committee shall have approved;

(i) the Water System Management Agreement, duly executed by Flow and DEF Operating, LLC, a Delaware limited liability company and wholly owned subsidiary of Double Eagle substantially in the form filed with the PubCo S-1, with such changes thereto as the Designated Committee shall have approved;

(j) the Registration Rights Agreement, duly executed by the parties thereto substantially in the form filed with the PubCo S-1, with such changes thereto as the Designated Committee shall have approved;

(k) the Indemnification Agreement, duly executed by the parties thereto substantially in the form filed with the PubCo S-1, with such changes thereto as the Designated Committee shall have approved;

(l) the Shareholders’ Agreement, duly executed by the parties thereto substantially in the form filed with the PubCo S-1, with such changes thereto as the Designated Committee shall have approved;

(m) the Voting Agreement, duly executed by the parties thereto substantially in the form filed with the PubCo S-1, with such changes thereto as the Designated Committee shall have approved; and

(n) any other documents, instruments, or certificates contemplated to be executed or delivered by a Contributor, an EagleRock Entity or otherwise pursuant to this Agreement.

Section 4.03 Closing. Each of the transactions contemplated by this Agreement shall take place at such time as contemplated by this Agreement and remotely by exchange of documents and signatures or their electronic counterparts. The Closing shall occur on the “Closing Date”, which shall be the date upon which the closing of the transactions contemplated by the Underwriting Agreement is consummated.

ARTICLE V

TERMINATION

Section 5.01 Termination. This Agreement may be terminated at any time before the Closing:

(a) by mutual written consent of each of the Parties;

(b) by any Party if there is (i) a material breach of any representation or warranty made by any Contributor in this Agreement or (ii) a material breach of any covenant or agreement to be complied with or performed by any Party in this Agreement, in each case, that causes any of the conditions to closing set forth in Section 4.01 not to be satisfied by, or incapable of being satisfied by,     , 2026, or such later date as agreed in writing by all of the Parties; provided, however, that such terminating Party is not then in breach of this Agreement so as to prevent the conditions to Closing set forth in Section 4.01 from being satisfied;

(c) if the Closing has not occurred by     , 2026, or such later date as agreed in writing by each of the Parties; provided, however, that the right to terminate this Agreement under this Section 5.01(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; provided further, that neither PubCo nor OpCo shall have any right to terminate this Agreement under this Section 5.01(c); or

(d) by any Party upon a Designated Committee IPO Termination.

Section 5.02 Effect of Termination.

(a) If validly terminated in accordance with Section 5.01, this Agreement shall, except as provided in this Section 5.02, terminate and be of no further force and effect. This Section 5.02 and Article VIII shall survive any termination of this Agreement.

(b) Notwithstanding the foregoing, in the event that (x) all conditions precedent to the Closing of a Contributor have been satisfied or waived and (y) the Closing has not occurred solely as a result of the breach by another Contributor (the “Breaching Party”) of its representations, warranties or covenants hereunder (including such Breaching Party’s obligation to consummate the transactions contemplated by this Agreement at the Closing), each non-breaching Party shall be entitled to (i) exercise any rights available to it at law or in equity, including the right to seek specific performance, against the Breaching Party, and (ii) receive reimbursement from the Breaching Party of all documented out-of-pocket costs and expenses incurred by such non-breaching Party in connection with pursuing the transactions contemplated by this Agreement.

(c) Nothing in this Article V will impair the right of any EagleRock Entity or Contributor to compel specific performance or other equitable remedies by another Contributor of such Contributor’s obligations under this Agreement. Each Party agrees that if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached irreparable damage would occur, no adequate remedy at law would exist (even if Damages would be available) and Damages would be difficult to determine, and that, unless this Agreement has been terminated in accordance with its terms, the EagleRock Entities and each Contributor shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement and to compel performance by the Contributors of their respective obligations set forth in this Agreement, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity. Accordingly, in the event of any such breach of a Contributor’s obligation to consummate the Closing, provided that all of the conditions to Closing set forth in this Agreement have been satisfied or waived by the EagleRock Entities or Contributor(s) seeking to enforce this Agreement (other than the covenants in Section 4.02, which the EagleRock Entities or Contributor(s) seeking enforcement would be otherwise prepared to satisfy), then the Parties acknowledge and agree that the EagleRock Entity or Contributor(s) seeking to enforce this Agreement shall be entitled, at its election, to specifically enforce the performance of the relevant Contributor(s) obligation to consummate the Closing as required hereunder, including by seeking injunctive relief. Each of the Contributors agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (i) there is an adequate remedy (or remedies) at law or (ii) an award of specific performance is not an appropriate remedy for any reason in equity or at law, other than on the basis that such remedy is not expressly available pursuant to the terms of this Agreement, including if one of the conditions to Closing set forth in this Agreement has not been satisfied or waived by the Party seeking to enforce this Agreement (other than the covenants in Section 4.02, which the EagleRock Entity or Contributor seeking enforcement would be otherwise prepared to satisfy). Any EagleRock Entity or Contributor seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

ARTICLE VI

SURVIVAL; DAMAGES LIMITATIONS

Section 6.01 Survival. Each Party’s representations and warranties made in this Agreement shall terminate on the date that is 90 days after the date on which PubCo files its first Annual Report on Form 10-K with the U.S. Securities and Exchange Commission, except for (a) the Fundamental Contributor Representations and Warranties, which shall terminate on the date that is 24 months after the Closing Date and (b) those representations and warranties made in Section 2.09, which shall terminate on the date that is 90 days after the applicable statute of limitations closes the taxable period to which the subject Taxes relate. Each covenant and agreement in this Agreement shall survive until the date such covenant or agreement is to be performed in accordance with the terms thereof. No Claim or Action arising out of the inaccuracy or breach of any representation or warranty of any Party may be made following the termination of the applicable survival period; provided, however, that the obligations of such Party to indemnify, defend and hold harmless shall not terminate with respect to any Claim made against such Party to be indemnified before the expiration of the applicable survival period in accordance with the provisions of this Agreement.

Section 6.02 Damages Waiver. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY BE LIABLE OR RESPONSIBLE TO ANY OTHER PARTY OR ITS AFFILIATES FOR ANY EXEMPLARY, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES OR FOR LOSS OF PROFITS OR REVENUES INCURRED THEREBY THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHETHER SUCH CLAIM ARISES UNDER OR RESULTS FROM CONTRACT, TORT OR STRICT LIABILITY, EXCEPT TO THE EXTENT ANY PARTY SUFFERS SUCH DAMAGES TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER.

ARTICLE VII

OBLIGATIONS TO INDEMNIFY

Section 7.01 Contributors’ Indemnification Obligations. Subject to Article VI and the limitations contained in this Article VII, from and after the Closing Date, each Contributor shall, severally and not jointly, indemnify, defend, and hold the EagleRock Entities and their respective subsidiaries (including the Contributed Entities), and each of their respective Representatives, successors and assigns (collectively, but for the avoidance of doubt excluding each Contributor, the “PubCo Indemnified Persons”) harmless from all Damages relating to, resulting from or arising out of: (i) a breach or inaccuracy of such Contributor’s representations and warranties set forth in Article II, (ii) any Ancillary Title Documents executed and delivered by such Contributor or such Contributor’s Contributed Entities or the inability of the Title Company to issue a title policy with respect to such Contributor’s real property interests in accordance with Section 3.01(b) and (iii) any of such Contributor’s Contributor Taxes. The obligations to indemnify, defend, and hold harmless are binding on each Contributor and its successors, assigns, heirs and legal representatives, as applicable.

Section 7.02 Claims Process.

(a) In the event that: (a) any Action is asserted or instituted by any Person against a PubCo Indemnified Person which could give rise to an indemnity obligation of any Contributor (the “Indemnifying Person”) (such Action, a “Third Party Claim”) or (b) any PubCo Indemnified Person shall have a claim for Damages under this Agreement which does not involve a Third Party Claim (such claim, a “Direct Claim”, and together with Third Party Claims, “Claims”), such PubCo Indemnified Person shall, promptly after it becomes aware of a Third Party Claim, or facts supporting a Direct Claim, provide written notice to the Indemnifying Person specifying the nature of such Action and the amount or estimated amount thereof (which amount or estimated amount shall not be conclusive of the final amount, if any, of the Damages involved) (a “Claim Notice”), together with copies of all notices and documents served on or received by such PubCo Indemnified Person in the case of a Third Party Claim; provided, however, that a delay in notifying the Indemnifying Person shall not relieve the Indemnifying Person of its obligations under this Article VII except to the extent that (and only to the extent that) the Indemnifying Person shall have been materially prejudiced by such failure to give such notice, in which case the Indemnifying Person shall be relieved of such obligations to the extent of such material prejudice.

(b) In the event of a Third Party Claim, the Indemnifying Person shall have the right to defend the PubCo Indemnified Person against such Third Party Claim and be entitled to appoint counsel of the Indemnifying Person’s choice at the expense of the Indemnifying Person to represent the PubCo Indemnified Person in connection with such Action (in which case the Indemnifying Person shall not thereafter be responsible for the fees and expenses of any separate counsel retained by such PubCo Indemnified Person or any other costs or expenses with respect to the defense of a Third Party Claim except as set forth below); provided, however, that such counsel is acceptable to such PubCo Indemnified Person, acting reasonably. If requested by the Indemnifying Person, such PubCo Indemnified Person agrees to cooperate with the Indemnifying Person and its counsel in defending and contesting any Action which the Indemnifying Person defends, or, if appropriate and related to the Action in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person. No Third Party Claim may be settled or compromised (i) by the PubCo Indemnified Person without the prior written consent of the Indemnifying Person or (ii) by the Indemnifying Person without the prior written consent of such PubCo Indemnified Person (which consent shall not be unreasonably withheld or delayed), unless, in the case of clause (ii), the sole relief provided is monetary damages that are paid in full by the Indemnifying Person and the Person asserting the Third Party Claim and the Indemnifying Person executes a full release of claims in favor of such PubCo Indemnified Persons in respect of such Third Party Claim. In the event any PubCo Indemnified Person settles or compromises or consents to the entry of any judgment with respect to any Third Party Claim without the prior written consent of the Indemnifying Person, such PubCo Indemnified Person shall be deemed to have waived all rights against the Indemnifying Person for indemnification under this Article VII with respect to such Third Party Claim.

(c) In the event of a Direct Claim, the Indemnifying Person shall notify the PubCo Indemnified Person within thirty (30) days of receipt of a Claim Notice whether the Indemnifying Person disputes such claim. From and after the delivery of a Claim Notice, at the reasonable request of the Indemnifying Person, such PubCo Indemnified Person shall grant the Indemnifying Person and its Representatives reasonable access to the books, records, employees, Representatives and properties of such PubCo Indemnified Person to the extent reasonably related to the subject matter of the Claim Notice.

Section 7.03 Limitations on Indemnification.

(a) Notwithstanding anything in Section 7.01 to the contrary:

(i) No Contributor shall be required to indemnify any PubCo Indemnified Person pursuant to, and no Contributor shall have any Liability under, Section 7.01(i) if, with respect to any individual Damage item or series of related Damage items, such item or series of items is in the aggregate less than the dollar amount set forth adjacent to such Contributor’s name in Schedule 7.03(a)(i) (a “Minor Claim”);

(ii) No Contributor shall be required to indemnify any PubCo Indemnified Person pursuant to, and no Contributor shall have any Liability under, Section 7.01(i) until the aggregate amount of all Damages for which such Contributor would be liable under Section 7.01(i) (excluding Minor Claims) exceeds the dollar amount set forth adjacent to such Contributor’s name in Schedule 7.03(a)(ii) (the “General Indemnification Deductible”), in which case, subject to Section 7.03(a)(iii), such Contributor shall be liable for all Damages (other than Damages in respect of Minor Claims) in excess of the General Indemnification Deductible; and

(iii) No Contributor shall be required to indemnify any PubCo Indemnified Person pursuant to, and no Contributor shall have any Liability under, Section 7.01(i) once the aggregate of all payments made by or on behalf of such Contributor in respect of its indemnification obligations under Section 7.01(i) equals the dollar amount set forth adjacent to such Contributor’s name in Schedule 7.03(a)(iii) (the “General Indemnification Cap”).

(iv) Notwithstanding the foregoing, the limitations set forth in Section 7.03(a)(i) through Section 7.03(a)(iii) shall not apply to any indemnification obligation of a Contributor under Section 7.01(i) for a breach or inaccuracy of any of such Contributor’s Fundamental Contributor Representations and Warranties, but no Contributor shall be required to indemnify any PubCo Indemnified Person pursuant to, and no Contributor shall have any liability under Section 7.01(i) once the aggregate of all payments made by or on behalf of such Contributor in respect of its indemnification obligations under Section 7.01(i) equals the dollar amount set forth adjacent to such Contributor’s name in Schedule 7.03(a)(iv).

(b) The indemnification limitations set forth in the foregoing clause (a) of this Section 7.03 shall not apply with respect to any Damages relating to, resulting from or arising out of (i) Contributor Taxes, (ii) the title matters indemnifiable pursuant to Section 7.01(ii) or (iii) Fraud by any Contributor or its, as applicable, respective Affiliates.

(c) The amount which any Contributor is or may be required to pay to any PubCo Indemnified Person pursuant to this Article VII shall be reduced (retroactively, if necessary) by any insurance proceeds or other amounts recovered by or on behalf of such PubCo Indemnified Person related to the applicable Damages. If a PubCo Indemnified Person shall have received the payment required by this Agreement from the relevant Contributor in respect of such Damages and shall subsequently receive insurance proceeds or other amounts in respect of such Damages, then such PubCo Indemnified Person shall promptly repay to such Contributor a sum equal to the amount of such insurance proceeds or other amounts actually received up to the amount received from such Contributor less any costs incurred to recover such proceeds.

(d) Damages shall be determined without duplication of recovery under other provisions of this Agreement or any other Transaction Document.

Section 7.04 Satisfaction of Claims.

(a) An Indemnifying Person shall be required to make any required indemnity payment to the applicable PubCo Indemnified Person within two (2) Business Days of such PubCo Indemnified Person and the Indemnifying Person agreeing such amount is due or upon a final adjudication determined by a court of competent jurisdiction that such amount is due (either, a “Final Determination”). Following a Final Determination, any amounts that an Indemnifying Person is obligated to pay to a PubCo Indemnified Person in accordance with Section 7.01 shall be paid by the Indemnifying Person, at the sole option of such Indemnifying Person, (x) in cash by wire transfer of immediately available funds to an account designated in writing by such PubCo Indemnified Person, or (y) by the cancellation by PubCo of a number of Class B Shares of PubCo (and by OpCo of a corresponding number of OpCo Units) held by such Indemnifying Person the aggregate value of which (based on the closing price of PubCo’s Class A Shares on the date of the Final Determination) is equal to the amount of the relevant Damages, with such Damages to be borne severally by such Indemnifying Person (and not jointly with any other Contributor); provided, however, that any amounts that an Indemnifying Person is obligated to pay a PubCo Indemnified Person that is not the EagleRock Entities in accordance with Section 7.01 shall at the request of the PubCo Indemnified Person be paid by the relevant Indemnifying Person pursuant to clause (x).

(b) For the avoidance of doubt, if a Claim for indemnification is made by a PubCo Indemnified Person during the applicable survival period pursuant to Section 6.01, and by the end of the applicable survival period there remain any amounts in respect of such Claim that have not yet been finally determined, such Claim shall continue to remain subject to this Section 7.04 and the other terms of this Agreement.

Section 7.05 Exclusive Remedy. EXCEPT (A) PURSUANT TO THIS ARTICLE VII OR (B) IN THE CASE OF FRAUD ON THE PART OF ANY PARTY, BUT OTHERWISE NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IF THE CLOSING OCCURS, NO PARTY SHALL HAVE ANY LIABILITY, AND NO PARTY SHALL MAKE ANY CLAIM, FOR ANY LOSS (AND THE PARTIES HEREBY WAIVE ANY RIGHT OF CONTRIBUTION AGAINST EACH OTHER AND THEIR RESPECTIVE AFFILIATES), UNDER, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, WHETHER BASED IN CONTRACT, TORT, STRICT LIABILITY, COMMON LAW, OTHER LAWS OR OTHERWISE. FOR THE AVOIDANCE OF DOUBT, THIS SECTION 7.05 SHALL APPLY SOLELY TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Notices. Except as otherwise expressly provided in this Agreement to the contrary, any notice required or permitted to be given under this Agreement shall be in writing (including facsimile or similar electronic transmission) and sent to the address of the Party set forth on the signature pages hereto, or to such other more recent address of which the sending Party actually has received written notice. Each such notice, demand or other communication shall be effective, if given by registered or certified mail, return receipt requested, as of the third (3rd) day after the date indicated on the mailing certificate, or if given by facsimile or other electronic transmission, upon oral or written confirmation of receipt.

Section 8.02 Interpretation. All references in this Agreement to Exhibits, Schedules, Annexes, Articles, Sections, subsections, clauses and other subdivisions refer to the corresponding Exhibits, Schedules, Annexes, Articles, Sections, subsections, clauses and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Exhibits, Schedules, Annexes, Articles, Sections, subsections, clauses and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause or other subdivision unless expressly so limited. The words “this Article,” “this Section,” “this subsection,” “this clause,” and words of similar import, refer only to the Article, Section, subsection and clause hereof in which such words occur. The word “including” (in its various forms) means including without limitation. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under United States generally accepted accounting principles as interpreted as of the date of this Agreement. Unless expressly provided to the contrary, the word “or” is not exclusive. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Annexes, Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes. Reference herein to any federal, state, local or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “day” or “days” shall mean calendar day, unless denoted as a Business Day. The word “or” is meant to be inclusive and means “and/or”.

Section 8.03 Dispute Resolution. With respect to any Proceeding arising out of or relating to this Agreement, each of the Parties hereby irrevocably (a) submits to the exclusive jurisdiction of the Business Court in the Eleventh Business Court Division of the State of Texas and the United States District Court for the Southern District of Texas and the appellate courts therefrom (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a Party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (b) consents, to the fullest extent permitted by law, to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to such Party’s address referred to in Section 8.01 hereof; provided, however, that nothing herein shall affect the right of any Party to serve process in any other manner permitted by law; and (c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT AND TO HAVE ALL MATTERS RELATING TO THIS AGREEMENT BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 8.04 Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meaning assigned thereto in Annex A attached hereto.

Section 8.05 Further Assurances. Each Party shall take such acts and execute and deliver such documents as may be reasonably required to effectuate the purposes of this Agreement.

Section 8.06 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Texas, without regard to, or giving effect to, the application of Texas choice of law rules.

Section 8.07 Entire Agreement. This Agreement (including the Schedules, Exhibits and Disclosure Schedules to this Agreement, which are integrated into and are part of this Agreement), along with the other Transaction Documents, represents the entire agreement of the Parties with respect to the subject matter hereof and supersedes all other agreements, oral or written with respect to such subject matter.

Section 8.08 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, legal representatives and permitted assigns; provided, however, that no Party may assign this Agreement (or any rights, benefits or obligations hereunder) without the prior written consent of all other Parties.

Section 8.09 Amendments. Except as otherwise provided herein, no supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties.

Section 8.10 Severability. If any provisions of this Agreement, in whole or in part, are held invalid as a matter of Law, it is the Parties’ intent that such holding not affect the other portions of this Agreement, and that such portions that are not invalid be given effect without the invalid portion.

Section 8.11 Counterparts. This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by electronic executed signature pages, which shall have the same force and effect as original executed signature pages.

Section 8.12 Compliance with Laws and Regulations. This Agreement shall be subject to all applicable Laws and each Party shall perform its obligations hereunder in accordance with all applicable Laws. Nothing contained herein shall be construed so as to require either Party to perform such acts (or to forego performing any acts) that would cause such Party to violate any such applicable Laws.

Section 8.13 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon anyone, other than the Parties and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement or to constitute any Person as a third party beneficiary of this Agreement.

Section 8.14 Time of Essence. Time is of the essence with respect to the performance by each Party of its obligations under this Agreement.

Section 8.15 Waiver. Except as otherwise provided for in this Agreement, a waiver of any of the provisions of this Agreement shall not be deemed or shall not constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver, unless otherwise expressly provided.

Section 8.16 Lea & Eddy Representation. Lea & Eddy represents and warrants to each other Party, as of the date of this Agreement and the Closing Date, as set forth on Schedule 8.16.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Contribution and Assignment Agreement to be signed and delivered as of the date first above written.

By:
Name:
Title:

By:
Name:
Title:

By:
Name:
Title:

Signature Page

Contribution and Assignment Agreement

ANNEX A

DEFINITIONS

“Abyss” has the meaning given that term in the preamble.

“Abyss Contributed Assets” has the meaning given to that term in the recitals.

“Abyss HoldCo” has the meaning given to that term in the recitals.

“Abyss HoldCo Contribution” has the meaning given to that term in the recitals.

“Abyss Merger” has the meaning given to that term in the recitals.

“Abyss Merger Agreement” has the meaning given to that term in the recitals.

“Abyss OpCo Units” has the meaning given that term in the recitals.

“Action” means any action, claim, complaint, charge, suit, investigation, petition, arbitral proceeding, whether civil, criminal or administrative, in Law or in equity.

“Additional Flow Easements” has the meaning given to that term in Section 3.11.

“Affiliates” means, with respect to any relevant Person at the relevant time, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such relevant Person in question; provided that, for purposes of this Agreement, none of the Contributors shall be deemed to be Affiliates of the EagleRock Entities and each of their respective Affiliates. For purposes of this Agreement, no party to this Agreement shall be deemed to be an Affiliate of another party to this Agreement solely by reason of the execution and delivery of this Agreement.

“Agreed Tax Treatment” has the meaning given to it in Section 3.06(f).

“Agreement” has the meaning given to that term in the preamble.

“Ancillary Title Documents” has the meaning given to it in Section 3.01(b).

“Books and Records” means all books and records directly related to the operation and maintenance of a Contributed Asset, including all applicable accounting-related information, and all information with respect thereto required by Law to be maintained by the owner or operator of such Contributed Asset, including all files, correspondence, memoranda, maps, surveys, plats, customer lists, supplier lists and personnel records relating thereto.

“Breaching Party” has the meaning given to it in Section 5.02(b).

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the U.S. federal government or the government of the State of Texas shall not be regarded as a Business Day.

Annex A - 1

“Cactus” has the meaning given to that term in the preamble.

“Cactus Contributed Assets” has the meaning given to that term in the recitals.

“Cactus HoldCo” has the meaning given to that term in the recitals.

“Cactus HoldCo Contribution” has the meaning given to that term in the recitals.

“Cactus Merger” has the meaning given to that term in the recitals.

“Cactus Merger Agreement” has the meaning given to that term in the recitals.

“Cactus OpCo Units” has the meaning given to that term in the recitals.

“Cash Distribution” means .

“Claim” has the meaning given to that term in Section 7.02(a).

“Claim Notice” has the meaning given to that term in Section 7.02(a).

“Class A Shares” has the meaning given to that term in the recitals.

“Class B Shares” has the meaning given to that term in the recitals.

“Closing” means the closing of all of the transactions contemplated by this Agreement that are to occur at the Closing.

“Closing Date” has the meaning given to that term in Section 4.03.

“Coats” has the meaning given to that term in the preamble.

“Coats Contributed Assets” has the meaning given to that term in the recitals.

“Coats HoldCo Contribution” has the meaning given that term in the recitals.

“Coats OpCo Units” has the meaning given to that term in the recitals.

“Coats OWL HoldCo Contribution” has the meaning given to that term in the recitals.

“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Contract” means any contract, agreement, arrangement, indenture, note, bond, loan, instrument, lease, purchase order, conditional sale contract or mortgage.

“Contributed Assets” means, collectively, the Dehlinger Contributed Assets, the Coats Contributed Assets, the Abyss Contributed Assets, the Cactus Contributed Assets, the Shallow Valley Contributed Assets, OWL Contributed Assets, the Lea & Eddy Contributed Assets and the Flow Contributed Assets. For the avoidance of doubt, each Contributed Entity of a Contributor and all of the assets of and Contributed Interests in such Contributed Entity shall, in each case, be Contributed Assets of such Contributor.

Annex A - 2

“Contributed Entities” means, collectively, the Lea & Eddy Contributed Entities, Abyss HoldCo, Cactus HoldCo, Shallow Valley HoldCo, OWL HoldCo, MD HoldCo and Flow. Each of the foregoing is a “Contributed Entity”. When such term is used in Article II, it shall also include any subsidiaries of, or other Person in which any such entity owns an interest.

“Contributed Interests” means the equity interests in each of the Contributed Entities.

“Contributor OpCo Units” has the meaning given to that term in the recitals.

“Contributor Tax Proceeding” has the meaning given to that term in Section 3.06(e).

“Contributor Taxes” means, without duplication, all: (a) Taxes imposed on or with respect to the Contributors; (b) Taxes imposed on or with respect to the Contributed Assets or for which the Contributed Entities may otherwise be liable with respect to any Pre-Closing Tax Period (in the case of a Straddle Period, determined in accordance with Section 3.06(c)) or otherwise with respect to any of the transactions contemplated by the Transaction Documents; (c) to the extent relating to Taxes, resulting from any breach of any representation, warranty or covenant set forth in this Agreement (determined without regard to any materiality or knowledge qualifiers or any scheduled items); (d) Taxes of any consolidated, combined, unitary, or similar group (or any member thereof) of which any Contributed Entity (or any predecessor thereof) is or was a member on or prior to the Closing Date; (e) Taxes of any other Person for which any Contributed Entity is or has been liable as a transferee or successor, by Contract or otherwise, relating to any events or transactions occurring prior to the Closing; (f) withholding Taxes, Transfer Taxes (except as set forth in Section 3.06(a)), or any similar Taxes, in each case, owed as a result of the transactions contemplated by   the   Transaction   Documents, including any payments  made to the Contributors pursuant to this Agreement.

“Contributors” has the meaning given to that term in the preamble.

“Control,” “Controlling”, or “Controlled by” means the power to, directly or indirectly, direct a Person’s management and policies, whether through the ownership of voting interests, having Contractual rights or other means.

“Damages” means any and all losses, Taxes, Liabilities, obligations (including indemnification and defense obligations), damages, lawsuits, deficiencies, claims, demands, costs and expenses (whether or not arising out of Claims by a Third Party) of any kind whatsoever, including interest, penalties, reasonable legal and other consultant or expert fees and all amounts paid in investigation, defense or settlement of any of the foregoing.

“Dehlinger” has the meaning given to that term in the preamble.

“Dehlinger Contributed Assets” has the meaning given to that term in the recitals.

“Dehlinger MD HoldCo Contribution” has the meaning given to that term in the recitals.

Annex A - 3

“Dehlinger OpCo Units” has the meaning given to that term in the recitals.

“Designated Committee” has the meaning given to that term in Section 3.09.

“Designated Committee IPO Termination” has the meaning given to that term in Section 3.09.

“Designated Committee Member” has the meaning given to that term in Section 3.09.

“Direct Claim” has the meaning given to that term in Section 7.02(a).

“Disclosure Schedules” means any of the Lea & Eddy Disclosure Schedules, Double Eagle Disclosure Schedules or Shallow Valley Disclosure Schedules, collectively or individually, as the context requires.

“Double Eagle” has the meaning given to that term in the preamble.

“Double Eagle OpCo Units” has the meaning given to that term in the recitals.

“Double Eagle PubCo Cash Contribution” has the meaning given to that term in the recitals.

“EagleRock Entity” or “EagleRock Entities” means PubCo or OpCo, as context requires.

“Encumbrance” means any lien, pledge, option, charge, levy, security interest, deed of trust, attachment, right of first option, right of first refusal or similar restriction, mortgage, right-of-way, easement, encroachment, building or use restriction, conditional sales arrangement, common usage arrangement or other similar encumbrance, assessment, claim, covenant, condition or other similar imperfection or right of third parties affecting title, whether voluntarily incurred or arising by operation of Law, including any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Enforceability Exceptions” has the meaning given to that term in Section 2.02(a).

“Environmental Laws” means any and all Laws relating to the protection of the environment or the use, treatment, storage, transportation, disposal, or exposure to Hazardous Substances, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901, et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. §§ 2601 et seq., the Clean Air Act, as amended, 42 U.S.C. §§ 7401, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§ 1251, et seq., the Oil Pollution Act, 33 U.S.C. §§ 2701 et seq., the Federal Hazardous Materials Transportation Act, 45 U.S.C. §§ 5101, et seq., any amendments to the foregoing, and any similar federal, state or local laws, statutes, ordinances, rules, decrees, orders or regulations.

“Environmental Permits” means those Permits and any certificates, orders, waivers, variances or other approvals and licenses required by any Governmental Authority under any applicable Environmental Law that are in the name of the Contributors, related solely to the use and operation of the Contributed Assets.

Annex A - 4

“Equity Interests” has the meaning given to that term in Section 2.02(c).

“Final Determination” has the meaning given to that term in Section 7.04(a).

“Flow” has the meaning given to that term in the recitals.

“Flow Contributed Assets” means all of the assets of Flow.

“Flow Contribution” has the meaning given to that term in the recitals.

“Form of Section 1.01 Contribution Agreement” has the meaning given to that term in the recitals.

“Form of Section 1.03 Contribution Agreement” has the meaning given to that term in the recitals.

“Fraud” means fraud by a Party in connection with any representation or warranty by the Party in Article II of this Agreement. Fraud shall not include any equitable fraud, promissory fraud, negligent misrepresentation or any other fraud or torts (including any claim for fraud) based on constructive or imputed knowledge, negligent misrepresentation, recklessness, or a similar theory under applicable Law.

“Fundamental Contributor Representations and Warranties” means the representations and warranties set forth in Section 2.01 (Organization and Qualification), Section 2.02 (Authority; Capitalization), Section 2.05 (No Brokers Fees) and Section 2.07 (Non-Contravention).

“GAAP” means the U.S. generally accepted accounting principles, as consistently applied throughout the relevant period.

“General Indemnification Cap” has the meaning given to that term in Section 7.03(a)(iii).

“General Indemnification Deductible” has the meaning given to that term in Section 7.03(a)(ii).

“Governmental Authority” means (a) any federal, state, local, municipal, tribal or other government; (b) any governmental, regulatory or administrative agency, commission or body exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and (c) any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Hazardous Substances” means any materials, substances, or wastes that are listed, regulated, classified, or defined as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants” or words of similar meaning under applicable Environmental Laws due to their dangerous or deleterious properties or characteristics, and shall include petroleum hydrocarbons, petroleum products, asbestos, and polychlorinated biphenyls.

Annex A - 5

“HoldCo Contributions” has the meaning given to that term in the recitals.

“HSR Act” has the meaning given that term in Section 3.02(a).

“Hydrosource Logistics” means Hydrosource Logistics, LLC, a Texas limited liability company.

“Indemnifying Person” has the meaning given to that term in Section 7.02(a).

“IPO” has the meaning given to that term in the recitals.

“IPO Cash Contribution” has the meaning given to that term in the recitals.

“IRS” means the United States Internal Revenue Service.

“Laws” means all applicable laws, rules, regulations, decrees, statutes, acts, ordinances, rules, treaties, codes, regulations, rulings, proclamations, resolutions, judgments or orders of any domestic, foreign or international Governmental Authority or any subdivision thereof.

“Lea & Eddy” has the meaning given to that term in the preamble.

“Lea & Eddy Contributed Assets” means all of the assets of the Lea & Eddy Contributed Entities.

“Lea & Eddy Contributed Entities” has the meaning set forth in the recitals.

“Lea & Eddy OpCo Units” has the meaning given to that term in the recitals.

“Lea & Eddy Subsidiaries Contribution” has the meaning given to that term in the recitals.

“Lea & Eddy Warrants” has the meaning given to that term in the recitals.

“Liability” means any liability or obligation, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.

“Material Adverse Change” means, with respect to a Contributor’s Contributed Assets, as applicable, any change, circumstance or effect that (a) is or would reasonably be expected to be materially adverse to the use, ownership, operation, integrity or value of such Contributed Assets or (b) materially impedes or would reasonably be expected to impede the ability of a Party or an Affiliate of a Party to complete the transactions contemplated by this Agreement and the other Transaction Documents.

“Material Contracts” has the meaning given to that term in Section 2.10.

Annex A - 6

“MD HoldCo” has the meaning given to that term in the recitals.

“MD HoldCo Contribution” has the meaning given to that term in the recitals.

“Merger Agreements” has the meaning given to that term in the recitals.

“Merger Sub 1” has the meaning given to that term in the recitals.

“Merger Sub 2” has the meaning given to that term in the recitals.

“Merger Sub 3” has the meaning given to that term in the recitals.

“Merger Subs” has the meaning given to that term in the recitals.

“Minor Claim” has the meaning given to that term in Section 7.03(a)(i).

“OpCo” has the meaning given to that term in the preamble.

“OpCo IPO Cash Contribution Units” has the meaning given to that term in the recitals.

“OpCo Unit Amount” means, with respect to a Contributor, the aggregate number of OpCo Units resulting from multiplying the total number of OpCo Units then outstanding (prior to giving effect to the issuance of OpCo Units to PubCo pursuant to the IPO) by the percentage set forth adjacent to such Contributor’s name in Schedule VIII.

“OpCo Units” means limited liability company interests of OpCo.

“Order” means any judgment, order, settlement agreement, writ, injunction or decree of any Governmental Authority having jurisdiction over the matter.

“OWL” has the meaning given to that term in the preamble.

“OWL Contributed Assets” has the meaning given to that term in the recitals.

“OWL HoldCo” has the meaning given to that term in the recitals.

“OWL HoldCo Contribution” has the meaning given to that term in the recitals.

“OWL Merger” has the meaning given to that term in the recitals.

“OWL Merger Agreement” has the meaning given to that term in the recitals.

“OWL OpCo Units” has the meaning given to that term in the recitals.

“Parties” has the meaning given to that term in the preamble.

“Permit” means any license, permit, concession, franchise, authority, consent, authorization, registration or approval granted by any Governmental Authority.

Annex A - 7

“Permitted Encumbrances” means (a) carriers, warehouseman, mechanics, materialmen or other similar statutory Encumbrances which have arisen in the ordinary course of business and consistent with past practice and that secure amounts that are not yet due and payable; (b) with respect to real property interests, covenants, conditions, restrictions, easements, encroachments, and similar or encumbrances of record that do not, individually or in the aggregate, materially interfere with the current or planned occupancy, ownership or operation of the applicable Contributed Assets (but in all events, excluding any pledge, charge, levy, security interest, mortgage, deed of trust, or other monetary lien or Encumbrance); (c) with respect to real property interests, zoning, building codes and other land use laws regulating the use or occupancy of the real property or the activities conducted thereon which are imposed by a Governmental Authority that do not, individually or in the aggregate, materially interfere with the current or planned occupancy, ownership or operation of the applicable Contributed Assets; (d) Encumbrances created pursuant to the Transaction Documents and (e) liens for Taxes or assessments not yet due or delinquent, or, if delinquent, that are being contested in good faith in the normal course of business. The term “Title Policy Permitted Encumbrances” refers to the Permitted Encumbrances described in clauses (b) – (e) above only.

“Person” means any individual or entity, including any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, unincorporated organization or government (including any board, agency, political subdivision or other body thereof).

“Pre-Closing Tax Period” means any taxable period (or portion of a Straddle Period) ending on or before the Closing Date.

“Proceedings” means any Actions, causes of action, written demands, written claims, suits, investigations, any proceeding (including any bankruptcy, civil, criminal, administrative, judicial, investigative or appellate proceeding), litigation, arbitration and appeals by or before any Governmental Authority or arbitrator.

“PubCo” has the meaning given to that term in the preamble.

“PubCo Cash Contributions” has the meaning given to that term in the recitals.

“PubCo OpCo Cash Contribution” has the meaning given to that term in the recitals.

“PubCo Indemnified Persons” has the meaning given to that term in Section 7.01.

“PubCo S-1” has the meaning given to that term in Section 2.14.

“PubCo Shares” has the meaning given to that term in the recitals.

“PubCo Shares Amount” means, with respect to a Contributor, the aggregate number of Class B Shares resulting from multiplying the total number of Class B Shares then outstanding (prior to giving effect to the issuance of Class A Shares or Class B Shares to the public pursuant to the IPO) by the percentage set forth adjacent to such Contributor’s name in Schedule VIII.

“Real Property Lease” has the meaning given to that term in Section 2.03(b).

Annex A - 8

“Reimbursable Expenditures” has the meaning given to that term in Section 3.10(c).

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, placing, dumping, injection, disposal, or migration of Hazardous Substances into or through air, surface water, groundwater, land, or subsurface strata.

“Representatives” means any employee, agent, officer, director, manager, attorney, advisor, representative, equity holder, consultant, legal representative, heir, contractor, or subcontractor of a Person.

“Revenue Contract” has the meaning given to that term in Section 2.10.

“Rights of Way” means the easements, right of way agreements, servitudes and those crossing licenses or Permits relating to the applicable Contributed Assets.

“Selected Courts” has the meaning given to that term in Section 8.03.

“Shallow Valley” has the meaning given to that term in the preamble.

“Shallow Valley Contributed Assets” has the meaning given to that term in the recitals.

“Shallow Valley Entities Merger” has the meaning given to that term in the recitals.

“Shallow Valley Entities Merger Agreement” has the meaning given to that term in the recitals.

“Shallow Valley HoldCo” has the meaning given to that term in the recitals.

“Shallow Valley HoldCo Contribution” has the meaning given to that term in the recitals.

“Shallow Valley Merger” has the meaning given to that term in the recitals.

“Shallow Valley Merger Agreement” has the meaning given to that term in the recitals.

“Shallow Valley OpCo Units” has the meaning given to that term in the recitals.

“Shallow Valley Owners” has the meaning given to that term in the preamble.

“Straddle Period” means any Tax period that begins on or before and ends after the Closing Date.

“SWD Fixtures” has the meaning given to the term in Section 2.15(d).

“SWDs” has the meaning given to that term in Section 2.15(c).

“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, vehicle, airplane, boat, vessel or other title, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use,

Annex A - 9

transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Taxing Authority or payable under any tax-sharing agreement or any other contract.

“Tax Proceeding” means any audit, litigation or other Action with respect to Taxes for any Pre-Closing Tax Period.

“Tax Return” means any return, report, declaration, claim for refund or information return or statement required to be filed with a Taxing Authority with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxing Authority” means with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with collection of such Tax for such entity or subdivision.

“TCW” has the meaning given to that term in the recitals.

“TCW Debt” means the Tranche A Loans, as such term is defined in that certain Financing Agreement (as amended), by and between, among others, (i) the TCW Entities (as lenders), (ii) Lea & Eddy (as parent guarantor), and (iii) Desert Ram Holdings, LLC, Hydrosource Logistics, LLC, and Accelerated Water Resources, LLC (each as joint and several co-borrowers), dated as of , as amended from time to time. For the avoidance of doubt, the TCW Debt does not include the Fifth Amendment Term Loan (Tranche B) of such credit facility, and Hydrosource Logistics shall be released from any and all obligations under Tranche A upon the TCW Debt Assumption.

“TCW Debt Assumption” has the meaning given to that term in the recitals.

“TCW Debt Assumption Agreement” has the meaning given to that term in the recitals.

“TCW Blocker Class B Cancellation” has the meaning given to that term in the recitals.

“TCW Blocker Merger Agreements” has the meaning given to that term in the recitals.

“TCW Blocker Mergers” has the meaning given to that term in the recitals.

“TCW Blockers” has the meaning given to that term in the recitals.

“TCW Debt Repayment” has the meaning given to that term in the recitals.

“TCW Entities” has the meaning given to that term in the recitals.

“TCW Forfeited Warrants” has the meaning given to that term in the recitals.

“TCW Remaining Warrants” has the meaning given to that term in the recitals.

“TCW Warrant Transactions” has the meaning given to that term in the recitals.

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“Third Party” means, with respect to a Party, any Person other than: (a) such Party; (b) such Party’s Affiliates; (c) such Party’s and its Affiliates’ Representatives; and (d) such Party’s heirs, legal representatives and permitted assigns.

“Third Party Claim” has the meaning given to that term in Section 7.02(a).

“Title Company” means Republic Title of Texas, Inc.

“Transaction Documents” means, collectively, this Agreement, the Underwriting Agreement, all commercial and IPO governance related agreements being entered into at the Closing, the documents set forth in Section 4.02 and each other agreement, instrument or certificate delivered pursuant hereto or thereto.

“Transaction Expenses Payment” has the meaning given to that term in the recitals.

“Transfer Taxes” has the meaning given to that term in Section 3.06(a).

“Treasury Regulations” means the final or temporary regulations promulgated by the United States Department of the Treasury under the Code.

“Underwriting Agreement” has the meaning given to that term in the recitals.

“Warrant Exercise Agreement” has the meaning given to that term in the recitals.

“Water Fixtures” has the meaning given to that term in Section 2.15(b).

“Water Wells” has the meaning given to that term in Section 2.15(a).

Annex A - 11

EXHIBIT A

FORM OF SECTION 1.01 CONTRIBUTION AGREEMENT

EXHIBIT B

FORM OF MERGER AGREEMENT

EXHIBIT C

FORM OF SECTION 1.03 CONTRIBUTION AGREEMENT

EXHIBIT D

FORM OF TCW DEBT ASSUMPTION AGREEMENT

EXHIBIT E

FORM OF SHALLOW VALLEY ENTITIES MERGER AGREEMENT

SCHEDULE I

DEHLINGER CONTRIBUTED ASSETS

SCHEDULE II

COATS CONTRIBUTED ASSETS

SCHEDULE III

ABYSS CONTRIBUTED ASSETS

SCHEDULE IV

CACTUS CONTRIBUTED ASSETS

SCHEDULE V

SHALLOW VALLEY CONTRIBUTED ASSETS

SCHEDULE VI

OWL CONTRIBUTED ASSETS

SCHEDULE VII

LEA & EDDY CONTRIBUTED ENTITIES

SCHEDULE VIII

CONTRIBUTOR PERCENTAGE INTERESTS

SCHEDULE 3.01(a)

ASSIGNED EMPLOYMENT AGREEMENTS

SCHEDULE 3.10(c)

REIMBURSABLE EXPENDITURES

SCHEDULE 3.11

ADDITIONAL FLOW EASEMENTS

SCHEDULE 7.03(a)

LIMITATIONS ON INDEMNIFICATION

SCHEDULE 8.16

LEA & EDDY REPRESENTATION